Exhibit 4.5

EXECUTION VERSION

Published CUSIP Number: G0229EAA5

CREDIT AGREEMENT
Dated as of December 16, 2011

among

ALTERRA CAPITAL HOLDINGS LIMITED
and
ALTERRA BERMUDA LIMITED

as the Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent, Fronting Bank
and
L/C Administrator,

CITIBANK, N.A.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agents,

ING BANK N.V., LONDON BRANCH,
LLOYDS SECURITIES INC.,
andTHE BANK OF NEW YORK MELLON,
as Co-Documentation Agents

and

THE OTHER LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIGROUP GLOBAL MARKETS INC.
and
WELLS FARGO SECURITIES, LLC,
as
Joint Lead Arrangers and Joint Book Managers

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Commitments	29
2.02	Borrowings, Conversions and Continuations of Loans	30
2.03	Letters of Credit	32
2.04	Prepayments	44
2.05	Termination or Reduction of Commitments	44
2.06	Repayment of Loans	45
2.07	Interest	45
2.08	Fees	45
2.09	Computation of Interest and Fees	46
2.10	Evidence of Debt	46
2.11	Payments Generally; Administrative Agent's Clawback	47
2.12	Sharing of Payments by Lenders	48
2.13	Increase in Commitments	49
2.14	Designated Borrower	51
2.15	Several Obligations of Borrowers	52
2.16	Cash Collateral	52
2.17	Defaulting Lenders	53
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	56

i

(con’t)

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Effectiveness	65
4.02	Conditions to All Credit Extensions	67
ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	69
5.02	Authorization; No Contravention	69
5.03	Governmental Authorization; Other Consents	69
5.04	Binding Effect	69
5.05	Financial Statements	69
5.06	Litigation	70
5.07	No Default	70
5.08	Ownership of Property	70
5.09	Taxes	70
5.10	ERISA Compliance	70
5.11	Subsidiaries; Equity Interests	72
5.12	Margin Regulations; Investment Company Act; Investment Business Act	72
5.13	Disclosure	72
5.14	Compliance with Laws	72
5.15	Representations as to Foreign Jurisdiction Matters	73
5.16	First Priority Interest	74
ARTICLE VI.
AFFIRMATIVE COVENANTS

6.01	Reports, Certificates and Other Information	74
6.02	Corporate Existence, Foreign Qualification; Permits	78

(con’t)

ARTICLE VII.
NEGATIVE COVENANTS

7.01	Alterra Capital Debt to Total Capitalization Ratio	80
7.02	Financial Strength Rating	80
7.03	Indebtedness	80
7.04	Mergers, Consolidations and Dispositions	81
7.05	Transactions with Affiliates	82
7.06	Liens	82
7.07	Restricted Payments, Etc	83
ARTICLE VIII.
EVENTS OF DEFAULT AND THEIR EFFECT

8.01	Events of Default	84
8.02	Remedies Upon Event of Default	86
8.03	Remedies Upon Event of Default Application of Funds	86
ARTICLE IX.
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	87
9.02	Rights as a Lender	88
9.03	Exculpatory Provisions	88
9.04	Reliance by Administrative Agent	89
9.05	Delegation of Duties	89
9.06	Resignation of Administrative Agent	89
9.07	Non-Reliance on Administrative Agent and Other Lenders	91

(con’t)

		Page
9.08	No Other Duties, Etc	91
9.09	Administrative Agent May File Proofs of Claim	91
9.10	Collateral Matters	92
ARTICLE X.
ALTERRA CAPITAL GUARANTEE

10.01	Unconditional Guarantee	93
10.02	Guarantee Absolute	93
10.03	Waivers	94
10.04	Subrogation	94
10.05	Survival	95
10.06	Severability	95
ARTICLE XI.
MISCELLANEOUS

11.01	Amendments, Etc	95
11.02	Notices; Effectiveness; Electronic Communication	97
11.03	No Waiver; Cumulative Remedies	99
11.04	Expenses; Indemnity; Damage Waiver	99
11.05	Payments Set Aside	101
11.06	Successors and Assigns	102
11.07	Treatment of Certain Information; Confidentiality	107
11.08	Right of Setoff	108
11.09	Interest Rate Limitation	108
11.10	Counterparts; Integration; Effectiveness	108
11.11	Survival of Representations and Warranties	109
11.12	Severability	109
11.13	Replacement of Lenders	109
11.14	Governing Law; Jurisdiction; Etc	110
11.15	WAIVER OF JURY TRIAL	111
11.16	No Advisory or Fiduciary Responsibility	112
11.17	Electronic Execution of Assignments	112
11.18	USA PATRIOT Act Notice	112

(con’t)

Page
11.19	Judgment Currency	113

v

SCHEDULES
1.01    Regulatory Matters
1.02    Borrowing Base Calculation
2.01    Commitments and Applicable Percentages
5.11    Subsidiaries
11.02    Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A    Loan Notice
B-1    Fronted Letter of Credit
B-2    Several Letter of Credit
C    Note
D    Compliance Certificate
E-1    Assignment and Assumption
E-2    Administrative Questionnaire
F    Tax Forms
G    Request for Issue
H-1    Designated Borrower Request
H-2    Designated Borrower Assumption Agreement
I    Designated Borrower Notice
J    Security Agreement
K    Borrowing Base Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 16, 2011, among ALTERRA CAPITAL HOLDINGS LIMITED, a Bermuda company (“Alterra Capital”), ALTERRA BERMUDA LIMITED, a Bermuda company (“Alterra Bermuda”), certain other Subsidiaries of Alterra Capital party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with Alterra Capital and Alterra Bermuda, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Fronting Bank and L/C Administrator.
Alterra Capital and Alterra Bermuda have requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Account Bank” means any “bank” within the meaning of Section 9-102(a)(8) of the UCC at which any deposit account constituting a Collateral Account is held, which shall be (a) located in the United States and (b) reasonably acceptable to the Administrative Agent.
“Adjusted Fair Market Value” means with respect to any Eligible Collateral, an amount equal to the product of the Fair Market Value of such Eligible Collateral and the applicable percentage with respect to such Eligible Collateral as set forth on Schedule 1.02.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders. On the Effective Date the Aggregate Commitments are $1,100,000,000.
“Agreement” has the meaning set forth in the introductory paragraph.
“Alternative Currency” means each of Canadian Dollars, Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.05.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Fronting Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency L/C Sublimit” means $50,000,000.
“Alterra Bermuda” has the meaning set forth in the introductory paragraph.
“Alterra Capital” has the meaning set forth in the introductory paragraph.
“Alterra Capital Debt” means the consolidated Indebtedness of Alterra Capital and its Subsidiaries. For purposes of calculating consolidated Indebtedness (i) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date, (ii) the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date, (iii) the amount of any Indebtedness described in clause (e) of the definition of Indebtedness shall be the lesser of the fair market value of such assets at such date of determination (determined in good faith by Alterra Capital) and the amount of such Indebtedness, (iv) Indebtedness under clause (b) of the definition thereof shall be included only to the extent that payments have been made or draws have been honored under such instruments but not reimbursed, and (v) Indebtedness shall not include any payment of obligations arising under a repurchase, securities loan or similar agreement, except for the excess of the payment of obligations for which such Person is liable under such agreement over the value of the collateral securing such payment obligations.
“Alterra Capital Debt to Total Capitalization Ratio” means the ratio of (a) Alterra Capital Debt to (b) the sum of Alterra Capital Debt plus the Net Worth of Alterra Capital.
“Alterra Reinsurance USA” means Alterra Reinsurance USA Inc., a Connecticut company.
“Alterra UK” means Alterra Capital UK Limited, a company formed under the laws of England and Wales.
“Alterra USA Holdings” means Alterra USA Holdings Limited, a Delaware corporation.
“Annual Statement” means, as to any Person, the annual financial statement of such Person as required to be filed with the applicable Governmental Authority of such Person’s domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.
“Applicable Issuing Party” means (a) in the case of Fronted Letters of Credit, the Fronting Bank and (b) in the case of Several Letters of Credit, the L/C Administrator.
“Applicable Percentage” means with respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment or, if the Commitment of each Lender to make Loans and the obligation of the Fronting Bank and the Lenders to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, the percentage (carried out to the ninth decimal place) of the Total Outstanding Amount of all Lenders represented by such Lender’s Total Outstanding Amount. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means the following percentages per annum (i) with respect to Eurodollar Loans, 0.75%, (ii) with respect to Base Rate Loans, 0% and (iii) with respect to the Letter of Credit Fee, 0.400%.
“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Fronting Bank, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Applicant Borrower” has the meaning set forth in Section 2.14.
“Arranger” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger and joint book manager.
“Arranger Fee Letter” means each of (a) the letter agreement dated November 8, 2011 among Alterra Capital, Alterra Bermuda and Citigroup Global Capital Markets Inc. and (b) the letter agreement dated November 8, 2011 among Alterra Capital, Alterra Bermuda and Wells Fargo Bank, National Association and Wells Fargo Securities, LLC.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the Fronting Bank and the Lenders to make L/C Credit Extensions pursuant to Section 8.02.
“Bank of America” means Bank of America, N.A. and its successors.
“Bank of America Fee Letter” means the letter agreement dated November 8, 2011 among Alterra Capital, Alterra Bermuda, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate for a one-month Interest Period commencing on such day plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest at the Base Rate.
“Borrower” and “Borrowers” each has the meaning set forth in the introductory paragraph hereto.
“Borrower’s Outstanding Amount” means, as to any Borrower on any date of determination, the sum of (a) the aggregate outstanding principal amount of Loans made to such Borrower after giving effect to any Borrowings and prepayments or repayments of Loans of such Borrower occurring on such date; plus (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the L/C Obligations of such Borrower after giving effect to any L/C Credit Extension for such Borrower occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by such Borrower of Unreimbursed Amounts.
“Borrower Materials” has the meaning set forth in Section 6.01.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Borrowing Base” means with respect to any Borrower on any date of determination, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Collateral of such Borrower.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit K with such changes therein as the Administrative Agent may reasonably request from time to time or another form which is acceptable to the Administrative Agent in its reasonable discretion.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and (a) if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market and (b) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars in respect of a Letter of Credit denominated in an Alternative Currency, or any other dealings in any Alternative Currency to be carried out pursuant to this Agreement in respect of any such Letter of Credit, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such Alternative Currency.
“Canadian Dollar” and “C$” means lawful money of Canada.
“Cash” has the meaning set forth in Schedule 1.02.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Fronting Bank and the Lenders (as applicable), as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent and the Fronting Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Fronting Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” has the meaning set forth in Schedule 1.02.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 51% or more of the equity securities of Alterra Capital entitled to vote for members of the board of directors or equivalent governing body of Alterra Capital on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) without regard to the voting limitations set forth in the Organization Documents of Alterra Capital;
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Alterra Capital cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
(c)    Alterra Capital fails to own, directly or indirectly, free and clear of all Liens, 100% of the Equity Interests of Alterra Bermuda and each Person who becomes a Designated Borrower (so long as such Person is a Designated Borrower) without regard to any voting limitations set forth in the Organization Documents of such Subsidiary.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means, with respect to any Borrower, all property and assets with respect to which a security interest is purported to be granted in favor of the Administrative Agent pursuant to a Security Agreement executed by such Borrower.
“Collateral Account” means, with respect to any Borrower, any account at a Financial Institution as to which such Financial Institution, such Borrower and the Administrative Agent have entered into a Control Agreement.
“Commercial Paper” has the meaning set forth in Schedule 1.02.
“Commitment” means with respect to each Lender, the amount set forth on Schedule 2.01 hereto, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as the amount of such Lender’s commitment to make Loans to the Borrowers and to issue and participate in the issuance, extension and renewal of Letters of Credit for the account of a Borrower, as the same may be adjusted from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D with such changes therein as the Administrative Agent may from time to time reasonably request for purposes of monitoring the Borrowers’ compliance herewith or as may be requested by a Borrower and are reasonably satisfactory to the Administrative Agent.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means, with respect to any Borrower, an agreement between such Borrower, the applicable Financial Institution and the Administrative Agent with respect to any deposit or securities account of such Borrower in which a security interest is purported to be granted to the Administrative Agent pursuant to a Security Agreement in form and substance reasonably acceptable to the Administrative Agent.
“Corporate/Municipal Securities” has the meaning set forth in Schedule 1.02.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, become an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the interest rate (including any Applicable Rate) applicable to such Obligation plus (ii) 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Alterra Capital in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) issue its applicable percentage or fund its obligations in connection with any Several Letter of Credit within two Business Days of the date such obligations were required to be issued or funded hereunder, or (iii) pay to the Administrative Agent, the Fronting Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due; (b) has notified Alterra Capital, the Administrative Agent, the L/C Administrator or the Fronting Bank in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three Business Days after written request by the Administrative Agent or Alterra Capital, to confirm in writing to the Administrative Agent and Alterra Capital that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Alterra Capital); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or has taken any action in furtherance of or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (B) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority or instrumentality thereof under or based on the Law of the country where such Lender is subject to home jurisdiction supervision if applicable Law requires that such appointment not be publicly disclosed, in any case so long as such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to Alterra Capital, the Fronting Bank, and each other Lender.
“Designated Borrower” has the meaning set forth in the introductory paragraph.

“Designated Borrower Assumption Agreement” means an assumption agreement substantially in the form of Exhibit H-2.
“Designated Borrower Notice” has the meaning set forth in Section 2.14.
“Designated Borrower Request” means a request substantially in the form of Exhibit H-1.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Drawing Request” has the meaning set forth in Section 2.03(c)(i).
“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender that is primarily engaged in the business of commercial banking; and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, Alterra Capital (each such approval of the Administrative Agent and Alterra Capital not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, (x) the Fronting Bank must approve any proposed assignee who is not a Lender, (y) “Eligible Assignee” shall not include Alterra Capital or any of Alterra Capital’s Affiliates or Subsidiaries and (z) Alterra Capital must approve any proposed assignee that is not an NAIC Approved Bank.
“Eligible Collateral” means Cash, Cash Equivalents, Commercial Paper, MBS Investments, Corporate/Municipal Securities, Government Debt and G7 Securities which (a) have the required rating as set forth on Schedule 1.02, (b) are capable of being marked to market on a daily basis and (c) are held in a Collateral Account.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Alterra Capital or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event occurs with respect to a Pension Plan; (b) the withdrawal of Alterra Capital or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations by Alterra Capital or any ERISA Affiliate that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Alterra Capital or any ERISA Affiliate from a Multiemployer Plan or the receipt by Alterra Capital or any ERISA Affiliate of a notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination, under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Alterra Capital or any ERISA Affiliate.
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate” means (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or, if Reuters is not available, such other commercially available, generally recognized source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and
(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or, if Reuters is not available, such other commercially available, generally recognized source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time), at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
“Event of Default” has the meaning set forth in Section 8.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment other than pursuant to an assignment request by Alterra Capital under Section 11.13 or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreements” means (a) the Credit Agreement dated as of August 7, 2007 among Alterra Capital, Alterra Bermuda, various financial institutions and Bank of America as administrative agent, and (b) the Amended and Restated Credit Agreement dated as of June 12, 2007 among Alterra Holdings Limited, Alterra Bermuda, Alterra Reinsurance USA and Alterra USA Holdings Limited , in each case as in effect immediately prior to the Effective Date.
“Existing Letters of Credit” means all Letters of Credit outstanding under the Existing Credit Agreements on the Effective Date.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Fair Market Value” means (a) with respect to any publicly traded security (other than those set forth in clause (b)) the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported in The Wall Street Journal (Midwest Edition) or if not so reported, in any nationally recognized financial journal or newspaper), (b) with respect to Cash, Cash Equivalents and Commercial Paper, the amounts thereof, and (c) with respect to any Investment (other than those set forth in clauses (a), and (b)), the price for such Investment on the date of calculation obtained from a generally recognized source approved by the Administrative Agent or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to a particular Investment, any other source specified by Alterra Capital to which the Administrative Agent does not reasonably object). With respect to Investments denominated in a currency other than Dollars, the Dollar equivalent thereof (using a method agreed upon by Alterra Capital and the Administrative Agent) shall be used for purposes of determining the Fair Market Value of such Investment.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent.
“Fee Letters” means the Arranger Fee Letters and the Bank of America Fee Letter.

“Financial Institution” means the Securities Intermediary or Account Bank, as applicable, with respect to any Collateral Account.
“Financial Strength Rating” means with respect to any Material Insurance Subsidiary, the financial strength rating of such Material Insurance Subsidiary as determined by A.M. Best Company, Inc.
“Foreign Benefit Plan” means any employee benefit plan, pension plan or welfare plan not subject to ERISA which is maintained or contributed to for the benefit of the employees of a Borrower or its Subsidiaries which, under applicable Law, (a) is required to be funded through a trust or similar funding vehicle or (b) creates or could result in a Lien on any property of a Borrower or any of its Subsidiaries.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Obligor” means each Borrower that is not organized under the laws of the United States or a state thereof.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronted Letter of Credit” means a Letter of Credit issued by the Fronting Bank in which the Lenders purchase a risk participation pursuant to Section 2.01(c) which shall be substantially in the form of Exhibit B-1 or in such other form as may be agreed by the applicable L/C Applicant (or, in the case of a Letter of Credit issued for the account of an Insurance Subsidiary of Alterra Capital which is not a Borrower, by Alterra Bermuda) and the Fronting Bank, provided that the Fronting Bank will agree to reasonable changes to such form, necessary to satisfy any then applicable requirement of the applicable insurance regulators and/or of any rating agency.
“Fronting Bank” means Bank of America or any successor fronting bank.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Fronting Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Fronted Letters of Credit other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof and (b) if such Defaulting Lender is a Participating Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to its Several Letters of Credit.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Government Debt” has the meaning set forth in Schedule 1.02.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the primary obligor) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that (i) obligations of Alterra Bermuda or any other Insurance Subsidiary (including without limitation any guarantee by Alterra Capital or any of its Subsidiaries of such Person’s Insurance Subsidiaries’ obligations thereunder) under Primary Policies and Reinsurance Agreements (including security posted to secure obligations thereunder), (ii) obligations of Alterra Capital or any of its Subsidiaries to guarantee payment of any real property lease for office premises entered into by a direct or indirect Subsidiary of such Person in the ordinary course of business, (iii) obligations of Alterra Capital or any of its Subsidiaries arising in the ordinary course of business pursuant to letters to certain insurers, reinsurers and insurance brokers to contribute or cause to be contributed sufficient capital surplus to any direct or indirect Insurance Subsidiary of such Person in the event that such Insurance Subsidiary is unable or unwilling in whole or in part for financial reasons to make payment of any of its claims, losses or expenses pursuant to Primary Policies or Reinsurance Agreements issued to clients of the addressees of such letters and (iv) agreements by Alterra Bermuda or any other Insurance Subsidiary in favor of any of its Insurance Subsidiaries to maintain the capital of such Insurance Subsidiary at 150% of the required regulatory level (collectively, the “Permitted Transactions”) shall not be deemed to be Guarantees or constitute Indebtedness of such Person for the purposes of this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith, provided, that the amount of any Guarantee described in clause (b) of the immediately preceding sentence shall be the lesser of (x) the fair market value of such assets at such date of determination (determined in good faith by Alterra Capital) and (y) the amount of such Indebtedness or other obligation of such other Person. The term Guarantee as a verb has a corresponding meaning.
“Guaranteed Borrowers” means each Borrower (including each Designated Borrower) other than Alterra Capital.
“Guaranteed Obligations” has the meaning set forth in Section 10.01.
“G7 Securities” has the meaning set forth in Schedule 1.02.
“Hazardous Materials” means all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law including all explosive or radioactive substances or wastes.
“Honor Date” has the meaning set forth in Section 2.03(c)(i).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under bankers’ acceptances, bank guaranties, surety bonds and similar instruments and all obligations of such Person in respect of letters of credit;
(c)    all obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly made non-recourse to such Person. Indebtedness shall not include (i) obligations arising from the honoring of a check, draft or similar instrument against insufficient funds provided such obligation is extinguished within three Business Days of its incurrence, (ii) obligations of any Insurance Subsidiary under any Primary Policy, Reinsurance Agreement or Retrocession Agreement, or (iii) compensatory grants of equity awards in respect of Alterra Capital’s Equity Interests (including, without limitation, options, restricted stock and restricted stock units) on account of the performance of services.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 11.04(b).
“Information” has the meaning set forth in Section 11.07.
“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the Governmental Authority charged with regulating insurance companies or insurance holding companies in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.
“Insurance Subsidiary” means each of Alterra Bermuda and any other Subsidiary which is licensed by any Governmental Authority to issue insurance and/or reinsurance policies.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months or, if available to all Lenders (and approved in accordance with Section 2.02(a)(i)), such longer or shorter period thereafter, as selected by a Borrower in its Loan Notice; provided, that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any investment of any Person, whether by means of security purchase, capital contribution, loan, time deposit or otherwise, and shall include Cash, Cash Equivalents and Commercial Paper.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry date of, or to increase the stated amount of, such Letter of Credit; and the terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Applicable Issuing Party and (x) in the case of Letters of Credit issued for its own account, the applicable Borrower and (y) in the case of Letters of Credit issued for the account of an Insurance Subsidiary of Alterra Capital which is not a Borrower, Alterra Bermuda, or in favor of the Applicable Issuing Party relating to any such Letter of Credit.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Administrator” means Bank of America’s Letter of Credit Operations located at One Fleet Way, Scranton, PA 18507, as letter of credit administrator for the Lenders and any replacement L/C Administrator.
“L/C Advance” means, with respect to each Lender, in connection with any Letter of Credit, the amount funded by such Lender in accordance with Section 2.03(c)(iv).
“L/C Advance Date” has the meaning set forth in Section 2.03(c)(ii).
“L/C Applicant” means (a) a Borrower with respect to Letters of Credit issued for its account, and (b) in the case of a Letter of Credit requested for the account of an Insurance Subsidiary of Alterra Capital which is not a Borrower, Alterra Bermuda.

“L/C Credit Extension” means, without duplication with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means (a) with respect to any Fronted Letter of Credit, the Fronting Bank who has issued such Letter of Credit and (b) with respect to a Several Letter of Credit, each Lender other than a Participating Bank.
“L/C Obligations” means, as at any date of determination, the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit that is subject to the rules of the ISP has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. For purposes of determining the L/C Obligations held by any Lender, a Lender shall be deemed to hold an amount equal to the sum of (a) the aggregate amount of each Lender’s direct obligation, in all outstanding Several Letters of Credit (or, if a Participating Bank, its risk participation in Several Letters of Credit), (b) its risk participation in all outstanding Fronted Letters of Credit, and (c) its L/C Advances. The L/C Obligation of any L/C Applicant shall be the aggregate amount available to be drawn under all outstanding Letters of Credit issued for the account of such L/C Applicant plus the aggregate of all Unreimbursed Amounts owed by such L/C Applicant.
“Lender” has the meaning set forth in the introductory paragraph hereto together with, in each case, (a) any Affiliate of any such Lender through which such Lender elects, by written notice to the Administrative Agent and the Borrowers, to make any Loans available to any Borrower other than a Borrower located in the United States or Bermuda or (b) if such Lender is not an NAIC Approved Bank, any Affiliate of any such Lender identified on Schedule 2.01 or by written notice to the Administrative Agent as the Person who will be the L/C Issuer with respect to Several Letters of Credit for such Lender, provided that, in each case, for all purposes of voting or consenting with respect to (i) any amendment, supplementation or modification of any Loan Document, (ii) any waiver of any requirements of any Loan Document or any Default and its consequences, or (iii) any other matter as to which a Lender may vote or consent pursuant to this Agreement, the Lender making such election shall be deemed the “Person”, rather than such Affiliate, entitled to vote or consent.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Alterra Capital and the Administrative Agent.
“Letter of Credit” means (a) the Existing Letters of Credit, (b) any standby letter of credit issued hereunder (i) for the account of any Borrower and (ii) at the request of Alterra Bermuda, for the account of an Insurance Subsidiary of Alterra Capital which is not a Borrower, in each case to support obligations relating to insurance or reinsurance liabilities, for regulatory purposes or for general corporate purposes. Letters of Credit may be issued in Dollars or in an Alternative

Currency and, to the extent applicable, shall be in a form which complies with the applicable insurance regulatory requirements.
“Letter of Credit Application” means each request for Issue of a Letter of Credit substantially in the form of Exhibit G or any other application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Applicable Issuing Party.
“Letter of Credit Expiration Date” means the date which is one year after the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning set forth in Section 2.03(i).
“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” has the meaning set forth in Section 2.01.
“Loan Documents” means this Agreement, each Note, each Issuer Document, each Security Agreement, each Control Agreement, each Designated Borrower Request, each Designated Borrower Assumption Agreement and the Fee Letters.
“Loan Notice” means a notice given pursuant to Section 2.02(a) of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit A.
“Loan Sublimit” means $250,000,000.
“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, properties, results of operations or condition (financial or otherwise) of Alterra Capital and its Subsidiaries, taken as a whole, (b) the ability of any Borrower to perform its payment or other material obligations under this Agreement or any of the other Loan Documents to which it is a party or (c) the legality, validity or enforceability of this Agreement or any of the other Loan Documents against any Borrower party thereto or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.
“Material Insurance Subsidiary” means Alterra Bermuda and each other Insurance Subsidiary that is a Designated Borrower or (after elimination of intercompany accounts) whose consolidated total assets or total revenues exceed 10% of the consolidated total assets or total revenues of Alterra Capital and its Subsidiaries for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a).
“Material Party” means each Borrower, each Material Insurance Subsidiary and each other Subsidiary (after elimination of intercompany accounts) whose consolidated total assets or total revenues exceed 10% of the consolidated total assets or total revenues of Alterra Capital and its Subsidiaries for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a).
“Maturity Date” means December 15, 2015.
“MBS (Agency CMOs)” has the meaning set forth in Schedule 1.02.
“MBS (Agency Pass-Throughs)” has the meaning set forth in Schedule 1.02.
“MBS Investments” has the meaning set forth in Schedule 1.02.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided by a Defaulting Lender to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a), an amount equal to 101% of the Borrower’s Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the Fronting Bank in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Alterra Capital or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Alterra Capital or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“NAIC” means the National Association of Insurance Commissioners and any successor thereto.
“NAIC Approved Bank” means any bank listed on the most current list of banks approved by the Securities Valuation Office of the NAIC and acting through the branch so listed.
“Net Worth” means, for any Person and its consolidated Subsidiaries, shareholder’s equity calculated in accordance with GAAP.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Ordinary Course Litigation” means claims which relate to Reinsurance Agreements, Retrocession Agreements or Primary Policies entered into by Insurance Subsidiaries in the ordinary course of business.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Participant” has the meaning set forth in Section 11.06(d).
“Participant Register” has the meaning set forth in Section 11.06(d).

“Participating Bank” means, from time to time, with respect to any Several Letter of Credit, a Lender that is unable due to regulatory restrictions or other legal impediments to Issue such Several Letter of Credit because of its relationship to the beneficiary and/or a Lender that is not, or that loses its status as, an NAIC Approved Bank.
“Participating Bank Issuer” means, with respect to a Participating Bank, the Lender who has agreed to front for such Participating Bank under a Several Letter of Credit.
“Participating Member State” means each state so described in any EMU Legislation.
“Patriot Act” has the meaning set forth in Section 11.17.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Alterra Capital and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Transactions” has the meaning set forth in the term Guarantee.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Alterra Capital or any ERISA Affiliate or any such Plan to which Alterra Capital or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning set forth in Section 6.01.
“Primary Policies” means any insurance policies issued by an Insurance Subsidiary.
“Prior Lender” has the meaning set forth in Section 2.03(l).
“Prior Lender Liability” has the meaning set forth in Section 2.03(l).
“Process Agent” has the meaning set forth in Section 11.14(d).
“Recipient” means the Administrative Agent, any Lender, the Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.

“Register” has the meaning set forth in Section 11.06(c).
“Regulatory Matters” means the regulatory matters and investigations described in Schedule 1.01.
“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement whereby Alterra Capital or any of its Insurance Subsidiaries agrees to assume from or reinsure an insurer or reinsurer for all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or under a reinsurance agreement assumed by such reinsurer.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Lenders” means, at any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the Fronting Bank and the Lenders to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstanding Amount (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided, that the Commitment of, and the portion of the Total Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and provided, further that for purposes of amending the definition of “Eligible Collateral”, such percentage shall be 66 2/3.
“Responsible Officer” means with respect to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, controller or treasurer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Retrocession Agreements” means any agreement, treaty, certificate or other arrangement whereby any Insurance Subsidiary transfers, cedes or retrocedes to another insurer or reinsurer all or part of such Insurance Subsidiary’s liability under a policy or policies of insurance issued by such Insurance Subsidiary or under a Reinsurance Agreement assumed by such Insurance Subsidiary.
“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (c) each date of any payment by the Fronting Bank under any Letter of Credit denominated in an Alternative Currency, (d) the Letter of Credit Expiration Date, (e) with respect to the Existing Letters of Credit, the Effective Date and (f) such additional dates as the Administrative Agent, the Fronting Bank or a Borrower shall determine or the Required Lenders shall require.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, same day funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Fronting Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions, or as otherwise published from time to time.
“Sanctioned Person” means (a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (b)(i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“SAP” means the statutory accounting practices prescribed or permitted by the applicable Governmental Authority in an Insurance Subsidiary's domicile for the preparation of Annual Statements and other financial reports by insurance corporations of the same type as such Insurance Subsidiary.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Intermediary” means any “securities intermediary” within the meaning of Section 8.102(a)(14) of the UCC at which any securities account constituting a Collateral Account is held, which shall be (a) located in the United States and (b) reasonably acceptable to the Administrative Agent.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit J with such changes therein as may be agreed to by the Administrative Agent and any Borrower which may be entered into from time to time between the Administrative Agent and such Borrower.
“Several Letter of Credit” means a Letter of Credit issued severally by or on behalf of the Lenders pursuant to which the Lenders (or in the case of any Participating Bank, its Participating Bank Issuer) are severally liable to the beneficiary which shall be substantially in the form of Exhibit B-2 or in such other form as may be agreed by the applicable L/C Applicant and the L/C Administrator; provided that the L/C Administrator will agree to reasonable changes to such form, necessary to satisfy any then applicable requirement of the applicable insurance regulators and/or of any rating agency.
“Spot Rate” for a currency means the rate determined by the Administrative Agent, to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency; and provided further, that the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Alterra Capital.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, property catastrophe futures or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign

Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a Master Agreement), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"SWIFT" has the meaning set forth in Section 2.03(f).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Threshold Amount” means $75,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Total Outstanding Amount of such Lender at such time.
“Total Outstanding Amount” means the sum of (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; plus (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by L/C Applicants of Unreimbursed Amounts. The Total Outstanding Amount of any Lender on any date means the sum of (x) the aggregate outstanding principal amount of Loans owed to such Lender plus (y) the Dollar Equivalent amount of L/C Obligations of such Lender on such date, in each case after giving effect to any Credit Extensions and/or prepayments or repayments of Credit Extensions on such date.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce ("ICC") Publication No. 600 (or such later version thereof as may be in effect at the time of issuance); unless an L/C Applicant or a beneficiary advises that the Uniform Customs and Practice for Documentary Credits, ICC Publication No. 500 or another subsequent version is required by its insurance regulator.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(ii).
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(e)(ii)(B)(III).
“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Equity Interests of such Subsidiary is owned, directly or indirectly, by such Person.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Article and section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement or any other standard, term or availability under any basket set forth in any Loan Document, and either Alterra Capital or the Required Lenders shall so request, the Administrative Agent, the Lenders and Alterra Capital shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that until so amended, (i) such ratio, requirement standard term or basket shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Alterra Capital shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent or the Fronting Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and any portion of the Total Outstanding Amount denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.
(b)    Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.
1.05    Additional Alternative Currencies. (a) Alterra Capital may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request, such request shall be subject to the approval of the Administrative Agent and the Fronting Bank and if the Administrative Agent and the Fronting Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Alterra Capital and the Lenders and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Credit Extension or such shorter time as may be agreed by the Administrative Agent and the Fronting Bank, in its or their sole discretion. In the case of any such request, the Administrative Agent shall promptly notify the Fronting Bank thereof. The Fronting Bank shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.
(c)    Any failure by the Fronting Bank to respond to such request within the time period specified in the subsection (b) above shall be deemed to be a refusal by the Fronting Bank to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the Fronting Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Alterra Capital and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify Alterra Capital.
1.06    Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.07    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.08    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Dollar Equivalent of the stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Commitments. On and subject to the terms and conditions set forth herein, (a) each Lender severally agrees to make loans (each such loan, a “Loan”) to Alterra Capital, Alterra Bermuda, and, upon satisfaction of the conditions in Section 2.14, each Designated Borrower, in Dollars from time to time, on any Business Day during the Availability Period in such Lender’s Applicable Percentage of such aggregate amounts as such Borrower may from time to time request, (b) each Lender that is not a Participating Bank severally agrees to issue, extend and renew in such Lender’s Applicable Percentage, Several Letters of Credit at the request of and for the account of Alterra Capital, Alterra Bermuda (or at the request of Alterra Bermuda for the account of any Insurance Subsidiary of Alterra Capital which is not a Borrower), and, upon satisfaction of the conditions in Section 2.14, each Designated Borrower, from time to time during the Availability Period and each Participating Bank Issuer hereby agrees that it shall be severally (and not jointly) liable for an amount equal to its Applicable Percentage plus its Participating Bank’s Applicable Percentage and each Participating Bank hereby agrees to purchase a risk participation in the obligations of such Participating Bank Issuer under any such Several Letter of Credit in an amount equal to such Participating Bank’s Applicable Percentage, and (c) the Fronting Bank agrees to issue, extend and renew Fronted Letters of Credit for the account of Alterra Capital, Alterra Bermuda (or at the request of Alterra Bermuda for the account of any Insurance Subsidiary of Alterra Capital which is not a Borrower) and each Designated Borrower, from time to time during the Availability Period and each Lender agrees to purchase risk participations in the obligations of the Fronting Bank under the Fronted Letters of Credit as more fully set forth in Section 2.03; provided, that after giving effect to any Credit Extension pursuant to this Section 2.01,
(A)    the Total Outstanding Amount shall not exceed the Aggregate Commitments,
(B)    the aggregate Total Outstanding Amount of any Lender shall not exceed such Lender's Commitment,
(C)    the aggregate outstanding principal amount of Loans shall not exceed the Loan Sublimit,
(D)    such Borrower's Outstanding Amount (including, in the case of Alterra Bermuda, L/C Obligations for Letters of Credit issued for the account of any Insurance Subsidiary of Alterra Capital which is not a Borrower) shall not exceed such Borrower's Borrowing Base, and
(E)    the stated amount of all Letters of Credit denominated in an Alternative Currency shall not exceed the Alternative Currency L/C Sublimit.
Within the foregoing limits, and subject to the terms and conditions hereof, an L/C Applicant’s ability to obtain Letters of Credit shall be fully revolving and accordingly an L/C Applicant may during the Availability Period obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Within the limits of this Section 2.01 and subject to the other terms and conditions hereof, a Borrower may borrow Loans under this Section 2.01, prepay Loans under Section 2.04 and reborrow Loans under this Section 2.01.

2.02    Borrowings, Conversions and Continuations of Loans.
(a)    (i)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the applicable Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (x) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (y) on the requested date of any Borrowing of Base Rate Loans; provided, that if a Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is available to all of them. Not later than 11:00 a.m. three Business Days before the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period is available to all the Lenders. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (A) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(ii)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by such Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower.
(b)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as, Eurodollar Rate Loans without the consent of the Required Lenders.
(c)    The Administrative Agent shall promptly notify Alterra Capital and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Alterra Capital and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.
(d)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, no Borrower shall have more than three Interest Periods in effect with respect to its Loans.
2.03    Letters of Credit.
(a)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Subject to Section 2.01, each Letter of Credit shall be issued or amended, as the case may be, upon the request of an L/C Applicant delivered to (x) the Fronting Bank, in the case of Fronted Letters of Credit and (y) the L/C Administrator, in the case of Several Letters of Credit (with a copy in each case to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such L/C Applicant. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Applicable Issuing Party, by personal delivery or by any other means acceptable to the Applicable Issuing Party. Such Letter of Credit Application must be received by the Applicable Issuing Party and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Applicable Issuing Party may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Applicable Issuing Party: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof which shall be the earlier of the date which is twelve months from the date of issuance (or in the case of Letters of Credit denominated in

Canadian Dollars, thirteen months solely if necessary for regulatory purposes) or the Letter of Credit Expiration Date; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether such Letter of Credit is to be a Fronted Letter of Credit or a Several Letter of Credit (it being agreed that (x) all Letters of Credit issued in an Alternative Currency shall be Fronted Letters of Credit and (y) in the case of Several Letters of Credit, in the event a Lender advises the L/C Administrator that such Lender is a Participating Bank, such Lender shall have advised the L/C Administrator of its Participating Bank Issuer); (H) whether such Letter of Credit shall be issued under the rules of the ISP or the UCP; (I) the name of the account party, and (J) such other matters as the Applicable Issuing Party may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Applicable Issuing Party (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Applicable Issuing Party may require. Additionally, the applicable L/C Applicant shall furnish to the Applicable Issuing Party and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Applicable Issuing Party or the Administrative Agent may reasonably require. In the event Alterra Bermuda requests that a Letter of Credit be issued for the account of any of Alterra Capital's Insurance Subsidiaries, Alterra Bermuda shall be liable for all Obligations under such Letter of Credit and shall be required to post Collateral in compliance with Sections 2.01(D) and 6.10 with respect to such Letter of Credit, as if it had been issued for the account of Alterra Bermuda itself.
(ii)    Promptly after receipt of any Letter of Credit Application, the Applicable Issuing Party will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from an L/C Applicant and, if not, the Applicable Issuing Party will provide the Administrative Agent with a copy thereof. Unless the Applicable Issuing Party has received written notice from any Lender, the Administrative Agent or a Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied (such conditions, for the avoidance of doubt, being inapplicable to any such amendment that does not constitute an L/C Credit Extension), then, subject to the terms and conditions hereof, the Applicable Issuing Party shall, on the requested date, issue a Letter of Credit for the account of such L/C Applicant or enter into the applicable amendment, as the case may be, in each case in accordance with the Applicable Issuing Party's usual and customary business practices. The Applicable Issuing Party will promptly notify the Administrative Agent of any L/C Credit Extension, and any decrease in the stated amount of or termination of a Letter of Credit prior to its stated expiry date. Immediately upon the issuance of each Fronted Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, without recourse or warranty, purchase from the Fronting Bank a risk participation in such Fronted Letter of

Credit in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Fronted Letter of Credit.
(b)    The L/C Administrator is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each Lender (unless such Lender has advised the L/C Administrator that it is a Participating Bank) provided that, upon request of an L/C Applicant, such Several Letter of Credit or amendment will be executed by each Lender (other than a Participating Bank). The L/C Administrator shall use the Applicable Percentage of each Lender as its “Commitment share” under each Several Letter of Credit provided that the Participating Bank Issuer shall be severally (and not jointly) liable for an amount equal to its Applicable Percentage plus the Applicable Percentage of its Participating Bank under any such Several Letter of Credit. The L/C Administrator shall not amend any Several Letter of Credit to change the “Commitment shares” of an L/C Issuer or add or delete an L/C Issuer liable thereunder unless such amendment is done in connection with an assignment in accordance with Section 11.06, a change in the Lenders and/or the Applicable Percentages as a result of any increase in the Aggregate Commitments pursuant to Section 2.13 or any other addition or replacement of a Lender in accordance with the terms of this Agreement or a change in status of a Lender as a Participating Bank or Defaulting Lender. Fees owed by any Participating Bank to its Participating Bank Issuer pursuant to Section 2.03(j) shall accrue for the account of such Participating Bank only during such period as such Lender is a Participating Bank with respect to any such Several Letter of Credit. Each Lender hereby irrevocably constitutes and appoints the L/C Administrator its true and lawful attorney-in-fact for and on behalf of such Lender with full power of substitution and revocation in its own name or in the name of the L/C Administrator to issue, execute and deliver, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and to carry out the purposes of this Agreement with respect to Several Letters of Credit. Upon request, each Lender shall execute such powers of attorney or other document as any beneficiary of any Several Letter of Credit may reasonably request to evidence the authority of the L/C Administrator to execute and deliver such Several Letter of Credit and any amendment or other modification thereto on behalf of the Lenders. Immediately upon issuance of each Several Letter of Credit, each Participating Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, without recourse or warranty, purchase from its Participating Bank Issuer a risk participation in such Several Letter of Credit in an amount equal to the product of such Participating Bank's Applicable Percentage times the amount of such Several Letter of Credit.
(i)    The Applicable Issuing Party shall not issue any Letter of Credit, if:
(A)subject to Section 2.03(b)(v), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension (or in the case of Letters of Credit denominated in Canadian Dollars, thirteen months solely if necessary for regulatory purposes) unless the Lenders have approved such expiry date;
(B)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(C)    if the L/C Applicant is an Irish company, unless the beneficiary of such Letter of Credit is neither habitually resident in Ireland nor has a place of establishment in Ireland; or
(D)    if the Letter of Credit is a Several Letter of Credit, a Participating Bank does not have a Participating Bank Issuer for such Letter of Credit.
(ii)    An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it;
(B)    except as otherwise agreed by the Administrative Agent and the Applicable Issuing Party, such Letter of Credit is in an initial stated amount less than $50,000;
(C)    such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency or, after giving effect to such issuance the Dollar Equivalent of the stated amount of all Letters of Credit denominated in an Alternative Currency would exceed the Alternative Currency L/C Sublimit;
(D)    such Letter of Credit is not substantially in the form of Exhibit B-1 or B-2, as applicable; provided that the Applicable Issuing Party can and will agree to reasonable changes to such forms, not adverse to interests of the Lenders, necessary to satisfy any then applicable requirements of the applicable insurance regulators and/or of any rating agency; or
(E)    if the Letter of Credit is a Fronted Letter of Credit, a default of any Lender's obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Fronting Bank has entered into satisfactory arrangements to eliminate the Fronting Bank's risk with respect to such Lender.
(iii)    The Applicable Issuing Party shall not amend any Letter of Credit if (A) the Applicable Issuing Party would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)    The L/C Administrator shall act on behalf of the Lenders with respect to any Several Letters of Credit issued hereunder and the documents associated thereto and the Fronting Bank shall act on behalf of the Lenders with respect to any Fronted Letters of Credit issued by the Fronting Bank hereunder and the documents associated therewith, and each of the L/C Administrator and the Fronting Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Administrator or the Fronting Bank, as the case may be, in connection with Letters of Credit issued or proposed to be issued hereunder and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Administrator and the Fronting Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Administrator and the Fronting Bank.
(v)    If an L/C Applicant so requests in any applicable Letter of Credit Application, the Applicable Issuing Party may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Applicable Issuing Party to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Applicable Issuing Party, the applicable L/C Applicant shall not be required to make a specific request to the Applicable Issuing Party for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Applicable Issuing Party to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that the Applicable Issuing Party shall not permit any such extension if (A) the Applicable Issuing Party has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (i) or (ii) of Section 2.03(b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the applicable L/C Applicant that it does not wish to have such Letter of Credit extended, (2) from the Administrative Agent that the Lenders have elected not to permit such extension or (3) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Applicable Issuing Party not to permit such extension.
(vi)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Applicable Issuing Party will also deliver to the applicable L/C Applicant and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)	Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit (a “Drawing Request”), the Applicable Issuing Party shall notify the applicable L/C Applicant and the Administrative Agent of the receipt of such Drawing Request and of the date the Applicable Issuing Party will honor such request (each such date, an “Honor Date”). Not later than 11:00 a.m. on such Honor Date in the case of Letters of Credit to be reimbursed in Dollars or the Applicable Time on the Honor Date with respect to Letters of Credit to be reimbursed in an Alternative Currency, the applicable L/C Applicant shall reimburse the respective L/C Issuers through the Administrative Agent in Same Day Funds the amount of the Drawing Request. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable L/C Applicant shall reimburse the Fronting Bank through the Administrative Agent in such Alternative Currency, unless (A) the Fronting Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, such L/C Applicant shall have notified the Fronting Bank promptly following receipt of notice of drawing that such L/C Applicant will reimburse the Fronting Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Administrative Agent shall notify the applicable L/C Applicant of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. To the extent that Same Day Funds are received by the Administrative Agent from the applicable L/C Applicant prior to 11:00 a.m. (or the Applicable Time in the case of any Letter of Credit to be reimbursed in an Alternative Currency) on the Honor Date, the Administrative Agent shall remit the funds so received to the Applicable Issuing Party. Any notice given by the Applicable Issuing Party or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    With respect to any Drawing Request, if Same Day Funds are not received by the Administrative Agent from the applicable L/C Applicant prior to 11:00 a.m. (or the Applicable Time in the case of any Letter of Credit to be reimbursed in an Alternative Currency) on the Honor Date in the amount of such Drawing Request, the Administrative Agent shall promptly notify each Lender of such Drawing Request, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and such Lender's Applicable Percentage of such Unreimbursed Amount. If such Unreimbursed Amount relates to a Letter of Credit issued in an Alternative Currency, such Unreimbursed Amount shall be the Dollar Equivalent (as calculated by the Administrative Agent using the Spot Rate) of the Drawing Request. Each Lender shall make funds available to the Administrative Agent for the account of the Applicable Issuing Party at the Administrative Agent's Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (the “L/C Advance Date”). The Administrative Agent shall remit the funds so received to the Applicable Issuing Party. To the extent that Same Day Funds are received by the Administrative Agent from the Lenders (or the Participating Bank Issuer on behalf of a Participating Bank) with respect to a Several Letter of Credit prior to 2:00 p.m. on the L/C Advance Date, the Administrative Agent shall notify the L/C Administrator and the L/C Administrator shall promptly make such funds available to the beneficiary of such Several Letter of Credit on such date. To the extent that the L/C Administrator has not delivered funds to any beneficiary of a Several Letter of Credit on behalf of a Lender on the L/C Advance Date, if Same Day Funds are received by the Administrative Agent from such Lender: (i) after 2:00 p.m. on the L/C Advance Date, the L/C Administrator shall make such funds available to such beneficiary on the next Business Day; (ii) prior to 2:00 p.m. on any Business Day after the L/C Advance Date, the L/C Administrator shall make those funds available to such beneficiary on such Business Day; and (iii) after 2:00 p.m. on any Business Day after the L/C Advance Date, the L/C Administrator shall make those funds available to such beneficiary on the next Business Day following such Business Day.
(iii)    Unless the Administrative Agent or L/C Administrator receives notice from a Lender prior to any L/C Advance Date with respect to a Several Letter of Credit that such Lender will not make available as and when required hereunder to the Administrative Agent the amount of such Lender's L/C Advance on such L/C Advance Date, the Administrative Agent and the L/C Administrator may assume that such Lender has made such amount available to the Administrative Agent in Same Day Funds on the L/C Advance Date and the L/C Administrator may (but shall not be required), in reliance upon such assumption, make available to the beneficiary of the related Several Letter of Credit on such date such Lender's L/C Advance.
(iv)    With respect to any Unreimbursed Amount, the applicable L/C Applicant shall be deemed to have incurred an L/C Advance in the Dollar Equivalent of the Unreimbursed Amount from (x) in the case of Fronted Letters of Credit, the Fronting Bank and (y) in the case of Several Letters of Credit, from the Lenders to the extent that they have provided funds with respect to such Several Letter of Credit pursuant to Section 2.03(c)(ii), from the Participating Bank Issuer or from the L/C Administrator to the extent it has made funds available on behalf of a Lender pursuant to Section 2.03(c)(iii). L/C Advances shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. Each Lender's or Participating Bank's payment to the Administrative Agent for the account of the Applicable Issuing Party pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Advance and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03. Any payment by an L/C Applicant in respect of such L/C Advance shall be made to the Administrative Agent and upon receipt applied by the Administrative Agent in accordance with Section 2.03(d).
(v)    Until each Lender funds its L/C Advance pursuant to this Section 2.03(c) to reimburse the Applicable Issuing Party for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such Unreimbursed Amount shall be solely for the account of the Fronting Bank or the L/C Administrator, as applicable.
(vi)    Each Lender's obligation to make L/C Advances to reimburse the Applicable Issuing Party for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Applicable Issuing Party, any Lender, any L/C Applicant, any beneficiary named in any Letter of Credit, any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting) or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document, (D) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (E) the surrender or impairment of any security for the performance or observance of any of the terms of the Loan Documents, (F) any matter or event set forth in Section 2.03(b)(i), or (G) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable L/C Applicant to reimburse the respective L/C Issuers for the amount of any payment made by the respective L/C Issuers under any Letter of Credit, together with interest as provided herein.
(vii)    If any Lender fails to make available to the Administrative Agent for the account of the Applicable Issuing Party any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in the third sentence of Section 2.03(c)(ii), the Applicable Issuing Party, shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Applicable Issuing Party, as the case may be, at a rate per annum equal to the Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Applicable Issuing Party in connection with the foregoing. A certificate of the Applicable Issuing Party, submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vii) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the Applicable Issuing Party has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable L/C Applicant or otherwise, including proceeds of Cash Collateral or other Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Applicable Issuing Party in its discretion), each Lender shall pay to the Administrative Agent for the account of the Applicable Issuing Party its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of each L/C Applicant to reimburse the respective L/C Issuers for each drawing under each Letter of Credit issued for the account of such L/C Applicant and to repay each related L/C Advance shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary for whose account such Letter of Credit was issued may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Applicable Issuing Party or any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the Applicable Issuing Party under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Applicable Issuing Party under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)    waiver by the Applicable Issuing Party of any requirement that exists for the Applicable Issuing Party's protection and not the protection of the L/C Applicant;
(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP to the extent the UCC, the ISP or the UCP applies to such Letter of Credit by its terms;

(vii)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the applicable L/C Applicant or in the relevant currency markets generally; or
(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any L/C Applicant.
Each L/C Applicant shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such L/C Applicant’s instructions or other irregularity, such L/C Applicant will promptly notify the Applicable Issuing Party. Such L/C Applicant shall be conclusively deemed to have waived any such claim against the Applicable Issuing Party and its correspondents unless such notice is given as aforesaid.
(f)    Role of Applicable Issuing Party. Each Lender and each L/C Applicant agrees that, in paying any drawing under a Letter of Credit, the Applicable Issuing Party shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Applicable Issuing Parties, the L/C Issuers, the Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Applicable Issuing Party or L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each L/C Applicant hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude such L/C Applicant from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Applicable Issuing Parties, the L/C Issuers, the Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Applicable Issuing Party or L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, that anything in such clauses to the contrary notwithstanding, the applicable L/C Applicant may have a claim against the Applicable Issuing Party and/or the L/C Issuers, and the Applicable Issuing Party and/or the L/C Issuers may be liable to such L/C Applicant to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such L/C Applicant which such L/C Applicant proves were caused by the Applicable Issuing Party's or L/C Issuer's willful misconduct or gross negligence or the Applicable Issuing Party's or L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Applicable Issuing Party may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and neither the Applicable Issuing Party nor any L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Applicable Issuing Party may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary (unless such beneficiary or the L/C Applicant on behalf of such beneficiary has advised the Applicable Issuing Party of the preferred means of communication).
(g)    Cash Collateral.
(i)    If the Administrative Agent notifies Alterra Capital at any time that the Total Outstanding Amount of L/C Obligations with respect to Alternative Currency denominated Letters of Credit at such time exceeds 103% of the Alternative Currency L/C Sublimit, then, within two Business Days after receipt of such notice, the applicable Borrower(s) shall either Cash Collateralize the L/C Obligations of such Borrower(s) in an amount equal to such excess or post additional Eligible Collateral having an Adjusted Fair Market Value equal to such excess. Upon the request of the applicable Borrower(s) made within two Business Days following any Revaluation Date, the Administrative Agent will, so long as no Default then exists, release Cash Collateral to such Borrower(s) in an amount up to the excess of (x) the aggregate amount of Cash Collateral on deposit with respect to Alternative Currency denominated Letters of Credit over (y) 103% of the Alternative Currency L/C Sublimit.
(ii)    The Administrative Agent or the Fronting Bank may, at any time and from time to time after the initial deposit of Cash Collateral pursuant to clause (i) above, request additional Cash Collateral to the extent the amount of Cash Collateral with respect to Alternative Currency denominated Letters of Credit is less than the positive difference between the Total Outstanding Amount of all L/C Obligations for Alternative Currency denominated Letters of Credit and 103% of the Alternative Currency L/C Sublimit due to exchange rate fluctuations.
(h)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Applicable Issuing Party and the applicable L/C Applicant when a Letter of Credit is issued either the rules of the ISP or the UCP at the option of such L/C Applicant shall apply to each Letter of Credit.
(i)    Letter of Credit Fees. Each L/C Applicant shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.17, with its Applicable Percentage in Dollars, a letter of credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for the account of such L/C Applicant equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand; provided that with respect to the Existing Letters of

Credit and any Letters of Credit issued on or before December, 31, 2011, Letter of Credit fees for such Letters of Credit shall be payable on March 31, 2012 and such date thereafter . Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(j)    Fronting Fee and Documentary and Processing Charges.
(i)    Each L/C Applicant shall pay directly to the Fronting Bank for its own account in Dollars a fronting fee with respect to each Fronted Letter of Credit issued for the account of such L/C Applicant by the Fronting Bank, at the rate per annum specified in the Bank of America Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable at such times (no more frequently than quarterly) as the Fronting Bank advises such L/C Applicant, on the Letter of Credit Expiration Date and thereafter on demand, it being understood that the Fronting Bank will invoice each L/C Applicant directly for amounts due under this Section 2.03(j). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, each L/C Applicant shall pay directly to the Applicable Issuing Party for its own account letter of credit processing fees as set forth in the Bank of America Fee Letter. Such fees are due and payable on demand and are nonrefundable.
(ii)    Each Participating Bank with respect to a Several Letter of Credit shall pay to its Participating Bank Issuer a fronting fee (the “Several L/C Fronting Fee”) computed on the risk participation purchased by such Participating Bank from such Participating Bank Issuer with respect to such Several Letter of Credit at the rate per annum and at the times and in the manner agreed upon by such Participating Bank and its Participating Bank Issuer.
(k)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(l)    Existing Letters of Credit.
(i)    On and after the Effective Date, the Existing Letters of Credit shall be deemed to be issued under this Agreement for all purposes, including for purposes of the fees to be collected pursuant to Sections 2.03(i) and (j), and reimbursement of costs and expenses to the extent provided herein and, in the case of Existing Letters of Credit issued for someone other than Alterra Bermuda, Alterra Bermuda shall be liable for such Existing Letters of Credit as if they had been issued for the account of Alterra Bermuda originally.
(ii)    On the Effective Date, the risk participation of each Lender in the Existing Letters of Credit issued as Fronted Letters of Credit shall be equal to each Lender's Applicable Percentage and the risk participation of each Lender in the Existing Letters of

Credit issued as Several Letters of Credit (the “Existing Several Letters of Credit”) shall be equal to each Lender's Applicable Percentage.
(iii)    Bank of America shall promptly amend each Existing Several Letter of Credit to reflect the applicable Lenders as L/C Issuers and the correct Applicable Percentages of such Lenders under such Existing Several Letter of Credit. The Borrowers shall cooperate with Bank of America and provide any necessary documents as may reasonably be requested by a beneficiary in connection with such amendment. From the Effective Date until the date on which an Existing Several Letter of Credit has been amended to reflect the applicable Lenders' Applicable Percentages, each Lender hereby irrevocably and unconditionally purchases from each lender who has issued such Existing Several Letter of Credit, a risk participation in such Existing Several Letter of Credit in an amount such that after giving effect to such purchase, each applicable Lender has its Applicable Percentage of such Existing Several Letter of Credit.
(iv)    Prior to the date when all Existing Several Letters of Credit have been amended to delete any Person shown as a “Letter of Credit Bank” who is not a Lender hereunder (each such Person, a “Prior Lender”), the L/C Applicants of the Existing Several Letters of Credit and the Lenders agree that in the event of a draw under an Existing Several Letter of Credit for which funds have not been provided by the L/C Applicant or the Lenders in accordance with the terms hereof (such amount not so provided, the Prior Lender Liability”), the Administrative Agent shall withdraw Collateral from the Collateral Account of the L/C Applicant in an amount equal to the Prior Lender Liability and deliver such amount to the beneficiary of such Existing Several Letter of Credit. The amount withdrawn and paid to the beneficiary shall be deemed payment by such L/C Applicant with respect to the remaining Unreimbursed Amount with respect to such drawing. Any Lender whose failure to fund gave rise to such Prior Lender Liability shall be a Defaulting Lender.
2.04    Prepayments.
Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay its Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that any such notice may state that it is conditioned on the effectiveness of new credit facilities or other specified events in which case such notice may be revoked if such conditions are not satisfied and such prepayment will not be required but such

Borrower shall be obligated to pay amounts due pursuant to Section 3.05(b). Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. In the event that any of the provisions of Sections 2.01 (A) through (D) have been violated and there are Loans outstanding, Alterra Capital shall cause the applicable Borrower(s) to prepay Loans in such amount as is necessary to cure such violation together with any additional amounts due pursuant to Section 3.05(b).
2.05    Termination or Reduction of Commitments. Alterra Capital may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof, and (iii) Alterra Capital shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstanding Amount would exceed the Aggregate Commitments: provided, that any such notice may state that it is conditioned on the effectiveness of new credit facilities or other specified events in which case such notice may be revoked if such conditions are not satisfied but such Borrower shall be obligated to pay amounts due pursuant to Section 3.05(b) to the extent that any concurrent prepayment of Eurodollar Loans would have been made in connection with such termination. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.06    Repayment of Loans. Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of its respective Loans outstanding on such date.
2.07    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, if any.
(b)    (i)    If any amount of principal of any Loan or any L/C Advance is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If an Event of Default under Section 8.01(b) has occurred and is continuing, the overdue amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default has occurred and is continuing (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.08    Fees. In addition to certain fees described in subsections (g) and (h) of Section 2.03:
(a)    Commitment Fee. Alterra Capital and Alterra Bermuda shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to 0.125% per annum times the Dollar Equivalent of the actual daily amount by which the Aggregate Commitments exceeds the Total Outstanding Amount. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the fiscal quarter ending on March 30, 2012), and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears.
(b)    Other Fees. (i) Alterra Capital and Alterra Bermuda shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    Alterra Capital and Alterra Bermuda shall pay to the Lenders such upfront fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.09    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.10    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business in which it shall record the amount of each Loan made, the Type and the Interest Period thereof and the amount of repayments thereon. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of a Borrower hereunder to pay any amount owing with respect to its Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.11    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Base Rate Loans. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received written notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the L/C Issuers or the Fronting Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Person the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders, the L/C Issuers and the Fronting Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Person, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A written notice of the Administrative Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)        Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund Several Letters of Credit and purchase participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any Several Letter of Credit or any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to fund a Several Letter of Credit, to purchase its participation or to make its payment under Section 11.04(c).
(e)        Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan, any Letter of Credit or any L/C Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan, any Letter of Credit or any L/C Advance in any particular place or manner.
2.12    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans or L/C Advances made by it or the participations in L/C Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or L/C Advances or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Total Outstanding Amount and other amounts owing them, provided, that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16(c), or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to Alterra Capital or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
2.13    Increase in Commitments.
(a)    Increase Request. Alterra Capital shall have the right at any time prior to the date that is 30 days prior to the Maturity Date to increase the aggregate Commitments hereunder by an amount (for all such requests) not exceeding $500,000,000 by adding to this Agreement one or more other Eligible Assignees (which may include any existing Lender, with the consent of such Lender in its sole discretion) (each such bank, a “Supplemental Lender”) with the approval of (x) the Administrative Agent (which approval shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent will be required in the case of any such Eligible Assignee that is a Lender or an Affiliate of a Lender and (y) the Fronting Bank (which approval shall not be unreasonably withheld or delayed), provided that (i) each Supplemental Lender shall have entered into an agreement pursuant to which such Supplemental Lender shall undertake a Commitment (or, if such Supplemental Lender is an existing Lender, pursuant to which its Commitment shall be increased), (ii) such Commitment of any Supplemental Lender that is not an existing Lender shall be in an amount of at least $25,000,000, (iii) such Commitment (together with the increased Commitment(s) of all other Supplemental Lenders being provided at such time) shall be in an aggregate amount of at least $25,000,000, and (iv) if such Supplemental Lender will need to be a Participating Bank, it has a Participating Bank Issuer.
(b)    Required Supplemental Lender Documentation. Each such Supplemental Lender shall enter into an agreement in form and substance satisfactory to Alterra Capital and the Administrative Agent pursuant to which such Supplemental Lender shall, as of the effective date of such increase in the Commitments (which shall be a Business Day and, unless the Administrative Agent otherwise agrees, on which no issuance, amendment, renewal or extension of any Letter of Credit is scheduled to occur or no Borrowing is scheduled to be made, each a “Supplemental Commitment Date”), undertake a Commitment (or, if any such Supplemental Lender is an existing Lender, its Commitment shall be in addition to such Lender's Commitment hereunder on such date) and such Supplemental Lender shall thereupon become (or continue to be) a “Lender” for all purposes hereof.
(c)    Conditions to Effectiveness of Increase. Notwithstanding the foregoing, no increase in the aggregate Commitments hereunder pursuant to this Section shall be effective unless:
(i)    Alterra Capital shall have given the Administrative Agent written notice of any such increase at least three Business Days prior to the applicable Supplemental Commitment Date;
(ii)    no Default shall have occurred and be continuing on the applicable Supplemental Commitment Date;

(iii)    Alterra Capital shall deliver to the Administrative Agent a certificate of each Borrower dated as of the Supplemental Commitment Date signed by a Responsible Officer of such Borrower (x) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (y) in the case of Alterra Capital, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents shall be true in all material respects on and as of the applicable Supplemental Commitment Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and (B) no Default exists; and
(iv)    on each Supplemental Commitment Date, the Administrative Agent shall reallocate any outstanding Loans so that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such increase) and each Borrower shall (A) prepay the interest due on such Loans prior to such Supplemental Commitment Date and (B) pay to the Lenders the amounts, if any, payable under Section 3.05 as if such Loans had been prepaid it being understood that the Administrative Agent and Alterra Capital will cooperate, to the extent feasible to set the Supplemental Commitment Date on a date which minimizes or eliminates the obligation of the Borrowers to pay additional amounts under Section 3.05.
(d)    Revised Percentages and Letter of Credit Amendments. The Administrative Agent shall promptly notify the Lenders of the new Applicable Percentages after giving effect to the Supplemental Commitment. Promptly after the Supplemental Commitment Date, the L/C Administrator shall amend the outstanding Several Letters of Credit to reflect the new “Commitment share” of each Lender (including the Supplemental Lenders) and prior to the date a Several Letter of Credit has been amended to give effect to such new “Commitment share”, each Supplemental Lender shall be deemed to irrevocably and unconditionally purchase from each Lender who has issued such Several Letter of Credit, a risk participation in such Several Letter of Credit in an amount such that after giving effect to such purchase, each Lender (including the Supplemental Lender) has its Applicable Percentage of such Several Letter of Credit.
(e)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 11.01 to the contrary
2.14    Designated Borrower.
(a)    Alterra Capital may designate any Wholly-Owned direct or indirect Subsidiary (an “Applicant Borrower”) as a Designated Borrower to request Letters of Credit and receive Loans hereunder by delivering to the Administrative Agent a duly executed Designated Borrower Request at least 15 Business Days (unless such Applicant Borrower is (i) organized in Bermuda, Ireland, the United Kingdom or the United States, in which case at least ten Business Days or (ii) Alterra Reinsurance USA, in which case at least five Business Days) prior to the proposed date specified in such Designated Borrower Request (the “Designated Date”) on which such Applicant Borrower is requested to become a Designated Borrower (or, in each case, such shorter period as may be agreed by the Administrative Agent in its sole discretion). Promptly following its receipt of a Designated Borrower Request, the Administrative Agent shall deliver a copy thereof to each Lender and, if such Applicant Borrower is organized in a jurisdiction other than Bermuda, Ireland, the United Kingdom or the United States, such Lender shall, not later than the Designated Date specified therein, notify the Administrative Agent whether such Lender consents to such Applicant Borrower becoming a Designated Borrower. Each Lender agrees that it consents to the designation of any Applicant Borrower organized in Bermuda, Ireland, the United Kingdom or the United States as a Designated Borrower entitled to request Loans and Letters of Credit.
(b)    Promptly following receipt of the necessary consents (if any) and satisfaction of the conditions set forth in Section 4.02(e), the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to Alterra Capital and the Lenders specifying the effective date upon which the applicable Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to request Letters of Credit and subject to receipt of consent from all the Lenders (if required under Section 2.14(a)), request Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that other than with regard to Alterra Reinsurance USA, no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after the applicable Designated Date.
(c)    If there are outstanding Letters of Credit which show the Designated Borrower as the account party, then on the applicable Designated Date, such Letters of Credit shall be deemed to be L/C Obligations of such Designated Borrower (and Alterra Bermuda shall cease to be liable for such Letters of Credit), such Designated Borrower shall execute such documents as may be reasonably requested by the Applicable Issuing Parties to reflect the same and such Designated Borrower shall comply with the provisions of Section 6.10 with respect to such Letters of Credit.
(d)    Each Subsidiary that becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints Alterra Capital as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans, if any, made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by Alterra Capital, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to Alterra Capital in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(e)    Alterra Capital may from time to time, upon not less than 10 Business Days' notice from Alterra Capital to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower's status as such, provided that there are no outstanding Loans payable by or Letters of Credit issued for the account of such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans or Letters of Credit made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower's status.
2.15    Several Obligations of Borrowers. Except as otherwise expressly provided herein, the obligations of each Borrower shall be several in nature; it being understood that no Borrower that is an Insurance Subsidiary (other than Alterra Bermuda as expressly provided herein) shall be liable for the obligations of any other Borrower.
2.16    Cash Collateral.
(a)    Certain Credit Support Events. If there shall exist a Defaulting Lender who has not provided Cash Collateral pursuant to Section 2.17(b) or whose L/C Obligations have not been reallocated pursuant to Section 2.17(a)(iv), each L/C Applicant shall be required to provide Cash Collateral in an amount sufficient to cover the Fronting Exposure with respect to such Defaulting Lender within five Business Days following the request of the Fronting Bank.
(b)    Grant of Security Interest. Each L/C Applicant, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Fronting Bank and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant to Sections 2.03(g), 2.16 or 8.02 or , and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Fronting Bank as herein provided or Liens of the type described in Section 7.06(b) or Liens permitted under any control agreement with respect to such Cash Collateral, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the applicable Person providing such Cash Collateral will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Person providing such Cash Collateral shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of such Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of Sections 2.03, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)) or (ii) the determination by the Administrative Agent and the Fronting Bank that there exists excess Cash Collateral; provided, that the Person providing Cash Collateral and the Fronting Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.17    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender, whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Fronting Bank hereunder; third, to Cash Collateralize the Fronting Bank's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as Alterra Capital may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Alterra Capital, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Fronting Bank's future Fronting Exposure and such Defaulting Lender's future L/C Obligations with respect to Several Letters of Credit with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders or the Fronting Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Fronting Bank against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the applicable Borrower as a result of any judgment of a court of competent jurisdiction obtained by the applicable Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such

Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and Alterra Capital and Alterra Bermuda shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) except to the extent that it has provided Cash Collateral for its unfunded Commitment.
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Fronting Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Fronting Bank's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that (x) the conditions set forth in Section 4.02(a) and (b) are satisfied at the time of such reallocation (and, unless Alterra Capital shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Total Outstanding Amount of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the applicable L/C Applicant shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the Fronting Bank's Fronting Exposure in accordance with the procedures set forth in Section 2.16 to the extent such Fronting Exposure has not been Cash Collateralized by the Defaulting Lender.
(b)    Defaulting Lender Cure. If Alterra Capital, the Administrative Agent and the Fronting Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the Borrowers, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of the respective Borrower hereunder or under any other Loan Document shall be made without reduction or withholding for any Indemnified Taxes or Other Taxes except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Borrower, then the Administrative Agent or such Borrower shall be entitled to make such deduction or withholding upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the respective Borrower shall timely pay any Other Taxes attributable to such Borrower's Obligations to the relevant Governmental Authority in accordance with applicable Law.
(c)    Indemnification. (i) Each Borrower shall, and does hereby, severally, indemnify each Recipient, and shall make payment in respect thereof within 15 Business Days after receipt of written demand therefor made on such Borrower, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient with respect to such Borrower's Obligations and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (provided that such penalties, interests and expenses are not attributable to the gross negligence, fraud or willful misconduct of the Person making such demand), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the basis of such amount delivered to the applicable Borrower by a Lender or the Fronting Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, the Fronting Bank or the L/C Administrator, shall be conclusive absent manifest error. Each of the Borrowers shall also, and does hereby, severally (and not jointly) indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount with respect to such Borrower or its Obligations, other than amounts attributable to Excluded Taxes, which a Lender or the Fronting Bank for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)    Each Lender and the Fronting Bank shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against (x) any Indemnified Taxes attributable to such Lender or the Fronting Bank (but only to the extent that the applicable Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (y) any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.06(c) relating to the maintenance of a

Participant Register and (z) any Excluded Taxes attributable to such Lender or the Fronting Bank, in each case, that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Fronting Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Fronting Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority with respect to such Borrower's Obligations, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders; Tax Documentation. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Alterra Capital and the Administrative Agent, at the time or times reasonably requested by Alterra Capital or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Alterra Capital or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Alterra Capital or the Administrative Agent as will enable Alterra Capital or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(i)(A) and (i)(B) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to Alterra Capital and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Alterra Capital or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is entitled to do so under applicable Law, deliver to Alterra Capital and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Alterra Capital or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Alterra Capital within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Alterra Capital and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Alterra Capital or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Alterra Capital or the Administrative Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Alterra Capital and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Alterra Capital or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Alterra Capital or the Administrative Agent as may be necessary for Alterra Capital and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)    if a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender is legally able to deliver such forms, provided, that nothing in this Section 3.01(e)(i)(E) shall require a Lender to disclose any information that it deems to be confidential (including without limitation, its tax returns).
(ii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Alterra Capital and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. If the Administrative Agent, any Lender or the Fronting Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (excluding Taxes) of the Administrative Agent, such Lender or the Fronting Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund which shall not be subject to the limitations set forth in the immediately preceding parenthetical), provided that such Borrower, upon the request of the Administrative Agent, such Lender or the Fronting Bank, agrees to repay the amount paid over to such Borrower (plus any penalties (other than any penalties attributable to gross negligence of or fraud or willful misconduct by such Administrative Agent, such Lender or the Fronting Bank as determined by a court of competent jurisdiction by a final and nonappealable judgment), interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Fronting Bank in the event the Administrative Agent, such Lender or the Fronting Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or the Fronting Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to such Borrower or any other Person.
(g)    Survival. Each party's obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Fronting Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and Alterra Capital that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.

Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify Alterra Capital and each Lender in writing. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04    Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the Fronting Bank;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the Fronting Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making converting to, continuing or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Fronting Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Fronting Bank, the applicable Borrower will pay to such Lender or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Fronting Bank, as the case may be, for such additional costs incurred or reduction suffered with respect to such Borrower’s Obligations.
(b)    Capital Requirements. If any Lender or the Fronting Bank determines that any Change in Law affecting such Lender or the Fronting Bank or any Lending Office of such Lender or such Lender's or the Fronting Bank's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or the Fronting Bank's capital or on the capital of such Lender's or the Fronting Bank's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Fronting Bank or such Lender, to a level below that which such Lender or the Fronting Bank or such Lender's or the Fronting Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Fronting Bank's policies and the policies of such Lender's or the Fronting Bank's holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Fronting Bank or such Lender's or the Fronting Bank's holding company for any such reduction suffered with respect to such Borrower's Obligations.
(c)    Certificates for Reimbursement. A certificate of a Lender or the Fronting Bank setting forth in reasonable detail the amount or amounts (and the basis for such amount or amounts) necessary to compensate such Lender or the Fronting Bank or its holding company, as the case may be, as specified in Subsection (a) or (b) of this Section and delivered to Alterra Capital shall be conclusive absent manifest error so long as the determination of such amount or amounts is made by such Lender or the Fronting Bank in good faith and is applied to the Borrowers in a non-discriminatory manner as compared to similarly situated borrowers or similar credit facilities. Each Borrower shall pay such Lender or the Fronting Bank, as the case may be, the amount shown as due from such Borrower on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the Fronting Bank to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender's or the Fronting Bank's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Fronting Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Fronting Bank, as the case may be, notifies Alterra Capital of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Fronting Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. Each Borrower with respect to its Loans shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided such Borrower shall have received at least 10 days' prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give written notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower with respect to its Loans shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower; or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Alterra Capital pursuant to Section 11.13 provided that this clause (c) shall not apply to any Defaulting Lender;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Each Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders or Fronting Bank.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any indemnity or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of Alterra Capital such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Alterra Capital hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any indemnity or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), Alterra Capital may replace such Lender in accordance with Section 11.13.
(c)    Replacement of Fronting Bank. If the Fronting Bank requests compensation under Section 3.04 or is entitled not to issue any Letter of Credit pursuant to Section 2.03(b)(ii) or if a Borrower is required to pay any indemnity or additional amount to the Fronting Bank or any Governmental Authority for the account of the Fronting Bank pursuant to Section 3.01, or the Fronting Bank ceases to be an NAIC Approved Bank, Alterra Capital may request that the Fronting Bank resign as the Fronting Bank hereunder and Alterra Capital may designate a new Lender as the Fronting Bank in accordance with Section 11.06(g).
3.07    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Effectiveness. This Agreement shall not become effective, and no Fronting Bank or Lender shall have an obligation to make its initial Credit Extension hereunder, until satisfaction or waiver of the following conditions precedent:
(a)    The Administrative Agent's receipt of the following, each of which shall be originals or facsimiles or sent by electronic mail (followed promptly by originals) unless otherwise specified, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and each Borrower as of the Effective Date;
(ii)    a Security Agreement and Control Agreement for each Borrower executed by the parties thereto with such number of counterparts as may be requested by the Administrative Agent;
(iii)    a Note executed by each Borrower in favor of each Lender requesting a Note;
(iv)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of the Secretary or Assistant Secretary of each Borrower as the

Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party;
(v)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, validly existing, in good standing (to the extent such concept is applicable) and qualified to engage in business in the jurisdiction in which it is organized;
(vi)    a favorable opinion from each of (A) Skadden, Arps, Slate, Meager & Flom LLP, New York counsel to the Borrowers, and (B) Conyers Dill & Pearman, Bermuda counsel to the Borrowers, in each case addressed to the Administrative Agent, the Fronting Bank and each Lender and in form and substance reasonably acceptable to the Administrative Agent;
(vii)    a certificate of a Responsible Officer of each Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Borrower and the validity against such Borrower of the Loan Documents to which it is a party, and confirming that such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(viii)    (A) a certificate signed by a Responsible Officer of each Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) a certificate signed by a Responsible Officer of Alterra Capital certifying that (1) since December 31, 2010 there has not occurred a material adverse change in the business assets, properties, results of operations or condition (financial or otherwise) of Alterra Capital and its Subsidiaries, taken as a whole; and (2) the current Financial Strength Rating of Alterra Bermuda;
(ix)    the Financial Strength Rating of Alterra Bermuda shall be A- or better;
(x)    a Borrowing Base Certificate for each Borrower executed by a Responsible Officer of such Borrower calculated as of the most recent Business Day in accordance with the requirements hereof and demonstrating compliance with Section 6.10 with respect to such Borrower;
(xi)    the Existing Credit Agreements shall have been terminated and all loans, interest, fees and other costs and expenses due and owing through the Effective Date shall have been paid in full;
(xii)    a Master Participation Agreement executed by all of the Lenders, the lenders under the Existing Credit Agreements and the Administrative Agent in form and substance satisfactory to the Administrative Agent;

(xiii)    satisfactory evidence that there are no Liens on the Collateral Accounts and no financing statements or other similar filings with respect thereto other than those under the Existing Credit Agreement and Liens permitted under Sections 7.06(b) and (n);
(xiv)    a letter from the Process Agent agreeing to the terms of Section 11.14(d); and
(xv)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Administrator, the Lender or the Required Lenders may reasonably require.
(b)    Any fees required to be paid on or before the Effective Date shall have been paid to the extent invoiced at least one (1) Business Day prior thereto.
(c)    Unless waived by the Administrative Agent, Alterra Capital and Alterra Bermuda shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least one day prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Alterra Capital, Alterra Bermuda and the Administrative Agent).
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
4.02    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the condition that the Effective Date shall have occurred and the following additional conditions precedent:
(a)    The representations and warranties of the Borrowers contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a).
(b)    No Default shall have occurred and be continuing or will result from the making of the Credit Extensions.
(c)    The Administrative Agent and, if applicable, the Applicable Issuing Party shall have received a Request for Credit Extension in accordance with the requirements hereof and the Administrative Agent shall have received a Borrowing Base Certificate calculated as of the most recent Business Day in accordance with the requirements hereof and demonstrating compliance with Section 6.10 with respect to such Borrower.
(d)    In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders or the Applicable Issuing Party would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
(e)    In addition to satisfaction of the conditions in clauses (a) through (d), the obligation of each Lender to make its initial Credit Extension to a Designated Borrower is subject to the satisfaction of the conditions that the Administrative Agent shall have received the following:
(i)    a Designated Borrower Assumption Agreement executed by such Designated Borrower and Alterra Capital and a Security Agreement and Control Agreement executed by such Designated Borrower;
(ii)    all documents as shall reasonably demonstrate the existence of such Designated Borrower, the corporate power and authority of such Designated Borrower to enter into, and the validity with respect to such Designated Borrower of, this Agreement and the other Loan Documents to which it is a party and the incumbency of officers executing the Loan Documents (including an opinion of counsel to such Designated Borrower and, if such counsel is not licensed to practice in New York, an opinion of New York counsel), in form and substance reasonably satisfactory to the Administrative Agent;
(iii)    a certificate of a Responsible Officer of Alterra Capital or such Designated Borrower either (A) attaching copies of all consents, licenses and approvals from a Governmental Authority required in connection with the execution, delivery and performance by such Designated Borrower and the validity against such Designated Borrower of the Loan Documents to which it is a party and confirming that such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(iv)    such corporate documents and other information as any Lender shall reasonably request for purposes of the Patriot Act and/or such Lender's “Know Your Client” requirements;
(v)    if such Designated Borrower is a Foreign Obligor, no Lender shall be subject to any legal or regulatory requirement to be licensed to do business in the jurisdiction in which such Designated Borrower is organized in order to make Credit Extensions to such Designated Borrower or shall be otherwise prohibited from lending to such Designated Borrower;

(vi)    if required by Section 2.14 (c), the Designated Borrower shall have deposited the necessary Eligible Collateral in its Collateral Account and provided a Borrowing Base Certificate reflecting such deposit;
(vii)    if the Designated Borrower is Alterra Reinsurance USA, Alterra Reinsurance USA shall have a Financial Strength Rating of at least A-; and
(viii)    a Note for each Lender requesting the same.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b), have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants solely with respect to itself and its respective Subsidiaries (provided, that only Alterra Bermuda makes the representation regarding its financial statements in Section 5.05 and only Alterra Capital makes the representation regarding its financial statements in Section 5.05 and the representations in Section 5.10) to the Administrative Agent and the Lenders that:
5.01    Existence, Qualification and Power; Compliance with Laws. Each Borrower and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing (or similar concept under the applicable Law of the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership of its assets or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than any Lien arising under any Loan Document) under, or require any payment to be made under (i) any material Contractual Obligation that is binding on such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law to which such Person is subject.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that has not been obtained or made is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Borrower, enforceable against each Borrower that is party thereto in accordance with its terms, subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law) and to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.
5.05    Financial Statements.
(a)    The audited consolidated balance sheet and related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended December 31, 2010 of (i) Alterra Capital and its Subsidiaries and (ii) Alterra Bermuda and its Subsidiaries (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (y) fairly present in all material respects the financial condition of Alterra Capital and its Subsidiaries or Alterra Bermuda and its Subsidiaries, as the case may be, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby.
(b)    The unaudited consolidated balance sheet and the related consolidated statements of income or operations, shareholders' equity and cash flow for the fiscal quarter ended September 30, 2011 of (i) Alterra Capital and its Subsidiaries and (ii) Alterra Bermuda and its Subsidiaries (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (y) fairly present in all material respects the financial condition of Alterra Capital and its Subsidiaries or Alterra Bermuda and its Subsidiaries, as the case may be, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby subject to the absence of footnotes and normal year-end audit adjustments.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their respective Subsidiaries or against any of their properties or revenues that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (ii) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, with respect to the Regulatory Matters, the information provided with respect thereto is based solely on the limited information previously provided by Chubb Re and none of the Borrowers nor any of their respective Affiliates have made or will make any representation or warranty with respect to such information or its accuracy or completeness.

5.07    No Default. None of the Borrowers nor any of their respective Subsidiaries thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.08    Ownership of Property. Each Borrower and its Subsidiaries has good legal title in fee simple to, or valid leasehold interests in, all material real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.09    Taxes. Alterra Capital and its Subsidiaries have filed all federal, material state and other material Tax returns and reports required to be filed, and have paid all federal, material state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of Alterra Capital, there is no proposed Tax assessment against Alterra Capital or any of its Subsidiaries that would, if made, have a Material Adverse Effect.
5.10    ERISA Compliance.
(a)    Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws and (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Alterra Capital, nothing has occurred which would prevent, or cause the loss of, such qualification. Alterra Capital and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)    There are no pending or, to the best knowledge of Alterra Capital, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    No ERISA Event has occurred that could reasonably be expected to result in a Material Adverse Effect, and neither Alterra Capital nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that could reasonably be expected to result in a Material Adverse Effect; (ii) Alterra Capital and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither Alterra Capital nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither Alterra Capital nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, all of which have been paid; (v) neither Alterra Capital nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA which could reasonably be expected to result in a Material Adverse Effect; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC that could reasonably be expected to result in a Material Adverse Effect, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan which termination could reasonably be expected to result in a Material Adverse Effect.
(d)    With respect to any Foreign Benefit Plan, (i) except as could not reasonably be expected to have a Material Adverse Effect, each Foreign Benefit Plan is in compliance in all material respects with applicable Law, (ii) the aggregate of the accumulated benefit obligations under all Foreign Benefit Plans does not exceed the current fair market value of the assets held in the trust or similar funding vehicles for such Foreign Benefit Plans in an amount in excess of the Threshold Amount, and (iii) reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Benefit Plan is maintained. There are no material actions, suits or claims (other than routine claims for benefits) pending, or to the knowledge of Alterra Capital threatened against it or any of its Subsidiaries with respect to any Foreign Benefit Plan which could reasonably be expected to result in a Material Adverse Effect.
5.11    Subsidiaries; Equity Interests. As of the Effective Date, Alterra Capital has no Subsidiaries other than those disclosed on Schedule 5.11 and such Schedule correctly indicates which Subsidiaries are Insurance Subsidiaries, Material Insurance Subsidiaries and Material Parties.
5.12    Margin Regulations; Investment Company Act; Investment Business Act.
(a)    None of the Borrowers is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary of Alterra Capital is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither Alterra Capital nor Alterra Bermuda nor any other Borrower organized under the laws of Bermuda is engaged in the “Investment Business” as defined in the Investment Business Act of 2003 of Bermuda.
(c)    Alterra Bermuda has not received any direction or other notification pursuant to Section 32 of Insurance Act, 1978 of Bermuda.
5.13    Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of any Borrower to the Administrative Agent or any

Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case taken as a whole as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, (taken as a whole with other such statements theretofore or contemporaneously furnished) in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions that the Borrowers believed were reasonable at the time of preparation thereof, it being understood by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results. Notwithstanding the foregoing, the Lenders acknowledge that the information provided with respect to the Regulatory Matters is based solely on the limited information previously provided by Chubb Re prior to March 24, 2006 (and not any of the Borrowers or their Affiliates or their respective officers or representatives), that such information has not been and will not be updated and that no representation or warranty is made by the Borrowers or any of their respective Affiliates with respect to such information nor its accuracy or completeness.
5.14    Compliance with Laws. Each Borrower and its respective Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.15    Representations as to Foreign Jurisdiction Matters. Each Foreign Obligor represents and warrants (solely as to itself) to the Administrative Agent and the Lenders that:
(a)    Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Such Foreign Obligor does not have any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.
(b)    Except as set forth in such Designated Borrower's Designated Borrower Request, and such exception is acceptable to the Administrative Agent, the Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability or admissibility in evidence of the Applicable Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization that has been made and is in full force and effect, or is not required to be made until such Applicable Foreign Obligor Documents are sought to be enforced, (ii) any charge or tax that has been timely paid by or on behalf of such Foreign Obligor and (iii) any such charge or tax which can not be paid, or any filing, registration or recording or necessary to perfect any Lien granted by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents which can not be made, in each case, prior to execution of such Applicable Foreign Obligor Document.
(c)    As of the Effective Date (or in the case of a Designated Borrower which is a Foreign Obligor, the date such Designated Borrower becomes a party hereto), there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents other than, in the case of a Designated Borrower, those set forth in such Designated Borrower's Designated Borrower Request.
(d)    The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is incorporated or organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
5.16    First Priority Interest. The Administrative Agent, for the benefit of itself, the Fronting Bank, the L/C Administrator and the Lenders, has a first priority (subject only to Liens of the type described in Sections 7.06(b) and (n) to the extent set forth in the applicable Control Agreement) perfected security interest in the Collateral pledged by each Borrower pursuant to its respective Security Agreement.
ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any L/C Obligation, Loan or other Obligation hereunder (other than any contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Alterra Capital and each other Borrower shall, and shall to the extent required pursuant to the applicable provisions of this Article VI, cause each of their respective Subsidiaries to (provided that each Borrower covenants solely with respect to itself and its respective Subsidiaries):
6.01    Reports, Certificates and Other Information. Furnish or cause to be furnished to the Administrative Agent for distribution to the Lenders:

(a)    GAAP Financial Statements:
(i)    Within 45 days after the close of each of the first three fiscal quarters of each fiscal year beginning with the fiscal quarter ending after the Effective Date (A) of Alterra Bermuda, a copy of the unaudited consolidated balance sheets of Alterra Bermuda and its Subsidiaries, as of the close of such quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by the certification of a Responsible Officer of Alterra Bermuda that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and consolidated results of operations and cash flows of Alterra Bermuda as at the end of such fiscal quarter and for the period then ended and (B) of Alterra Capital, a copy of the unaudited consolidated balance sheets of Alterra Capital, as of the close of such quarter and the related consolidated statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by the certification of a Responsible Officer of Alterra Capital that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and consolidated results of operations and cash flows of Alterra Capital as at the end of such fiscal quarter and for the period then ended.
(ii)    Within 90 days after the close of each fiscal year beginning with the fiscal year ended 2011, (A) of Alterra Bermuda, a copy of the annual audited consolidated financial statements of Alterra Bermuda and its Subsidiaries consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by Alterra Capital that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and the consolidated results of operations and cash flows of Alterra Bermuda as at the end of such year and for the period then ended and (B) of Alterra Capital, a copy of the annual audited financial statements of Alterra Capital consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by Alterra Capital that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and the consolidated results of operations and cash flows of Alterra Capital as at the end of such year and for the period then ended.

(b)    SAP Financial Statements. Within 30 days after the transmittal thereof to any Governmental Authority, any Annual Statement or quarterly statutory statements required to be delivered to such Governmental Authority by a Borrower or any Material Insurance Subsidiary prepared in conformity with the requirements thereof.
(c)    Monthly Report and Borrowing Base Certificate. As soon as available, but in any event within 25 days after the end of each calendar month of each fiscal year, (i) a report listing each Borrower's Eligible Collateral and (ii) a Borrowing Base Certificate executed by a Responsible Officer. For purposes of such report and of completing the Borrowing Base Certificate required under this Section 6.01(c), Eligible Collateral shall be valued based on its Fair Market Value as at the last Business Day of the calendar month for which such report or Borrowing Base Certificate is being delivered.
(d)    SEC Filings, etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Alterra Capital or any other Borrower (except any stockholder reports prepared internally for Subsidiaries (and not for the use of or distribution to third parties)), and copies of all annual, regular, periodic and special reports and registration statements which Alterra Capital or any other Material Party may file or be required to file with the SEC under Section 13 or 15 of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.
(e)    Additional Borrowing Base Certificates. Promptly, at the request of the Administrative Agent, a Borrowing Base Certificate for any given Business Day executed by a Responsible Officer of each Borrower.
(f)    Notice of Default, etc. Promptly (and in any event within two Business Days) after any Responsible Officer of any Borrower knows or has reason to know of the existence of any Default, any ERISA Event or any event, development or other information which would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default, ERISA Event or event, development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two Business Days;
(g)    Other Information. The following certificates and other information which shall be delivered promptly after (and in any event within five Business Days after) receipt of:
(i)    Copies of any financial examination reports by a Governmental Authority with respect to any Material Insurance Subsidiary relating to the insurance or reinsurance business of such Material Insurance Subsidiary (when, and if, prepared); provided, interim reports shall only be required to be delivered hereunder at such time as such Borrower has knowledge that a final report will not be issued and delivered to the Administrative Agent within 90 days of any such interim report.
(ii)    Copies of all filings (other than nonmaterial filings) with Governmental Authorities by any Material Insurance Subsidiary which seek approval of Governmental

Authorities with respect to transactions between any Borrower or any Material Insurance Subsidiary and its Affiliates.
(iii)    Notice of proposed or actual suspension, termination or revocation of any material license of any Material Insurance Subsidiary by any Governmental Authority or of receipt of notice from any Governmental Authority notifying a Borrower or any Material Insurance Subsidiary of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits any Borrower or any Material Insurance Subsidiary to take, or refrain from taking, any material action or which otherwise materially and adversely affects the authority of any Borrower or any Material Insurance Subsidiary to conduct its business.
(iv)    Notice of any pending or threatened (in writing) investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of any Borrower or any Material Insurance Subsidiary.
(v)    Notice of any material change in accounting policies or financial reporting practices by Alterra Capital or any other Borrower except as required or permitted by GAAP or SAP, as applicable.
(vi)    Promptly upon the announcement thereof, any change in the Financial Strength Rating of Alterra Bermuda or any Designated Borrower which is an Insurance Subsidiary.
(h)    Compliance Certificates. Concurrently with the delivery to the Administrative Agent of the GAAP financial statements under Sections 6.01(a), a duly completed Compliance Certificate, signed by the Responsible Officer of Alterra Capital.
(i)    Notice of Litigation, License, etc. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by Alterra Capital or any other Borrower with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation or (ii) the commencement of any dispute which could reasonably be expected to lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Loan Document.
(j)    Other Information. From time to time such other information concerning Alterra Capital and its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or Section 6.01(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on Alterra Capital’s or Alterra Bermuda’s respective website on the Internet at the respective website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an

Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders, the L/C Administrator and the Fronting Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to either Borrower or its securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Administrator, the Fronting Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Borrower or its securities for purposes of United States Federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
6.02    Corporate Existence, Foreign Qualification; Permits. (a) Preserve, renew and maintain in full force and effect the legal existence and good standing of each Borrower and each Material Party under the laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of the respective businesses of each Borrower and each Material Party, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.03    Books, Records and Inspections. (a) Maintain proper books of record and account, in which materially complete, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Alterra Capital or such Material Party, as the case may be; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Alterra Capital or such Material Party, as the case may be; and (c) permit designated representatives of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrowers shall be given the opportunity to participate in any discussion or meeting with such independent accountants so long as no Event of Default then exists), all at the expense of the Administrative Agent and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, that during the continuance of an Event of Default, the Administrative Agent (or any of its designated representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.
6.04    Payment of Obligations. Pay, and cause each Material Party to pay, and discharge as the same shall become due and payable (a) all its obligations and liabilities, unless the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) all federal income taxes and all other material tax liabilities, assessments and governmental charges or levies imposed upon it unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary.
6.05    Compliance with Laws. Comply in all material respects with all applicable Laws, except in such instances in which (a) such Law is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties. Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to keep or maintain the same would not reasonably be expected to have a Material Adverse Effect.
6.07     Conduct of Business. Engage primarily in the insurance and reinsurance business and such other businesses described in quarterly report on form 10-Q for the fiscal quarter ended September 30, 2011.
6.08    Use of Credit Extensions. Use the proceeds of all Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document and not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
6.09    Further Assurances. Promptly upon the request of the Administrative Agent, Alterra Capital shall cause each Borrower to execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Administrative Agent may reasonably request from time to time in order to ensure that the Obligations of such Borrower are secured by a first priority (subject only to Liens described in Sections 7.06(b) and (n)) perfected interest in the assets of such Borrower stated to be pledged pursuant to its Security Agreement and to perfect and maintain the validity, effectiveness and priority of its Security Agreement and the Liens intended to be created thereby. Notwithstanding any provision of a Control Agreement to the contrary, without the prior written consent of the Administrative Agent, no Borrower shall give directions or entitlement orders, as applicable, to the Financial Institution party to any applicable Control Agreement to make a delivery to such Borrower or any other Person of assets or properties (other than dividends and interest on the Eligible Collateral) from such Borrower’s Collateral Account except in connection with the sale, investment or reinvestment of Eligible Collateral the proceeds of which will be deposited into such Borrower’s Collateral Account. The Administrative Agent, on behalf of the Fronting Bank, the L/C Administrator and the Lenders, agrees that provided (i) no Event of Default exists and is continuing and (ii) after giving effect to the proposed delivery, the Borrowing Base of such Borrower is equal to or in excess of such Borrower’s Outstanding Amount, the Administrative Agent shall consent to any such delivery within one Business Day after such request.
6.10    Collateral Requirements. (A) Alterra Capital shall cause each Borrower’s Borrowing Base at all times to be equal to or greater than such Borrower’s Outstanding Amount. If at any time a Borrower’s Borrowing Base is less than its Borrower’s Outstanding Amount, Alterra Capital will cause such Borrower to immediately (and in any event within two Business Days) deposit into its Collateral Account Eligible Collateral or reduce its Borrower’s Outstanding Amount, or a combination of the foregoing, in an amount sufficient to eliminate such excess. At any time an Event of Default has occurred and is continuing, at the request of the Administrative Agent, Alterra Capital shall cause such Borrower to take such actions as may be necessary to ensure that its Collateral consists solely of Cash and Cash Equivalents; provided, that the concentration limits with regard to Cash Equivalents shall not apply.
(b)    The minimum weighted average credit quality rating of the Eligible Collateral in each Collateral Account shall be at least AA/Aa2 or the equivalent; provided, that a Borrower shall not be in violation of this Section 6.10(b) if such violation occurs as a result of a change in the Fair Market Value or ratings of such Eligible Collateral (as opposed to a change in the makeup of such Eligible Collateral) unless such deficiency exists for 30 days.
6.11    OFAC; PATRIOT Act Compliance. In each case only if and to the extent that it is subject to OFAC (a) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (b) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.
ARTICLE VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any L/C Obligation, Loan or other Obligation hereunder (other than any contingent indemnification liability that is not then payable) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Alterra Capital and each Borrower shall not, and, to the extent expressly required pursuant to the applicable provisions of this Article VII, shall not permit any of its respective Subsidiaries to (provided that each Borrower covenants solely with respect to itself and its respective Subsidiaries):
7.01    Alterra Capital Debt to Total Capitalization Ratio. Permit the Alterra Capital Debt to Total Capitalization Ratio to be greater than 35%.
7.02    Financial Strength Rating. Permit the Financial Strength Rating of Alterra Bermuda or any Designated Borrower which is an Insurance Subsidiary to fall below the rating of “B++”.
7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness of Alterra Capital’s Subsidiaries except:
(a)    Indebtedness under the Loan Documents;
(b)    obligations (contingent or otherwise) existing or arising under any Swap Contract entered into by such Person in the ordinary course of business for the purpose of hedging currency, commodity or interest rate risk and not for purposes of speculation or taking a “market view”;
(c)    Indebtedness for standby letters of credit issued to secure liabilities under Primary Policies or Reinsurance Agreements entered into in the ordinary course of business;
(d)    Indebtedness owed by any Subsidiary to Alterra Capital or any of its Subsidiaries; provided that if such Indebtedness is owed by a Borrower, such Borrower's Indebtedness, if any, is subordinate to Indebtedness under this Agreement (including any Guarantees of such Indebtedness) on terms satisfactory to the Administrative Agent;
(e)    Indebtedness of any Subsidiary in connection with securities lending arrangements with financial institutions in the ordinary course of business;
(f)    unsecured Indebtedness of Alterra USA Holdings and Alterra Finance LLC not exceeding $450,000,000 at any time;
(g)    Indebtedness of Alterra UK for standby letters of credit which have been, or may from time to time in the future be, issued to provide funds at Lloyd's to support Lloyd's syndicate commitments of Alterra UK and its Subsidiaries;
(h)    Indebtedness not included in clauses (a) through (g), provided that the aggregate amount of all such Indebtedness at any one time outstanding does not exceed $500,000,000; and
(i)    Indebtedness arising under Guarantees made by any Subsidiary of Indebtedness owed by any other Subsidiaries of the type described in clauses (a) through (h) above.

7.04    Mergers, Consolidations and Dispositions. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:
(a)    any Subsidiary (other than Alterra Bermuda) may merge, amalgamate or consolidate with Alterra Capital or another Subsidiary so long as (i) if either such Subsidiary is a Wholly Owned Subsidiary, the surviving Person shall (or, in the case of an amalgamation, the amalgamated entity shall), after giving effect to such merger, amalgamation or consolidation, be Alterra Capital or a Wholly Owned Subsidiary, as the case may be; and (ii) if a Borrower is a party thereto, (A) a Borrower is the surviving entity (or, if an amalgamation, the amalgamated entity shall be liable for such Borrower's obligations), and (B) the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Loan Documents and the liability of such Borrower (including, in the case of an amalgamation, the amalgamated entity) for the Obligations as it shall have reasonably requested;
(b)    any Subsidiary (other than Alterra Bermuda) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Alterra Capital or to any other Subsidiary; and any Subsidiary (other than a Material Party) may dissolve or Dispose of its assets;
(c)    any Subsidiary (other than Alterra Bermuda) may merge, consolidate or amalgamate with any Person who is not a Subsidiary provided (i) in the case of a merger, consolidation or amalgamation, a Subsidiary shall be the continuing or surviving Person and, if any Wholly Owned Subsidiary is merging, consolidating or amalgamating with another Person, such Subsidiary (or, in the case of an amalgamation, the amalgamated entity), shall continue to be Wholly Owned after such merger, consolidation or amalgamation, and (ii) if a Borrower is involved, the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Loan Documents.
7.05    Transactions with Affiliates. Enter into, or cause, suffer or permit to exist, any arrangement, transaction or contract with any of its Affiliates unless such arrangement, transaction or contract is on an arm’s length basis; provided that the foregoing restriction shall not apply to (i) Permitted Transactions, (ii) transactions between or among Alterra Capital and any of its Wholly Owned Subsidiaries or between and among any Wholly Owned Subsidiaries, (iii) Restricted Payments permitted pursuant to Section 7.09, (iv) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Alterra Capital and its Subsidiaries and reimbursement of reasonable expenses of directors of Alterra Capital and its Subsidiaries, (v) compensation arrangements for officers and other employees of Alterra Capital and its Subsidiaries entered in the ordinary course of business, and (vi) the provision of director’s, officer’s and employee’s indemnification and insurance in the ordinary course of business.

7.06    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(c)    carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(d)    Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;
(e)    pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other forms of governmental insurance or benefits and Liens pursuant to Letters of Credit or other security arrangements in connection with such insurance or benefits, other than any Lien imposed by ERISA;
(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of Alterra Capital and its Subsidiaries as a whole;
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(l);
(i)    Liens on assets held in trust in respect of, or deposited or segregated to secure, liabilities under any Primary Policies or Reinsurance Agreements or securing Indebtedness permitted under Section 7.03(c);
(j)    Liens securing Indebtedness permitted under Section 7.03(g);
(k)    Liens securing Indebtedness permitted under Section 7.03(h) provided that the amount of the Indebtedness secured thereby does not exceed $250,000,000 at any time;
(l)    Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any clause of this Section 7.06, provided that such Indebtedness is not increased and is not secured by additional assets;

(m)    Liens on any asset subject to any trust or other account arising out of regulatory requirements to the extent that such Liens are required by an applicable Insurance Regulatory Authority for such Person to maintain such obligations;
(n)    bankers' Liens, rights of setoff and similar Liens arising in the ordinary course of business on operating accounts (including any related securities accounts) maintained by Alterra Capital or any of its Subsidiaries in the ordinary course of business; and
(o)    Liens arising in connection with securities lending arrangements with financial institutions in the ordinary course of business;
provided, that no Lien (other than Liens pursuant to Sections 7.06(a) or (b) or with respect to the Collateral, Liens of the type permitted in Section 7.06(n) with respect to the applicable Control Agreement) shall be permitted to exist on the Equity Interest in any Insurance Subsidiaries or on the Collateral.
7.07    Restricted Payments, Etc. (a) Declare or pay any dividends on any of the Equity Interests in Alterra Capital, (b) purchase any Equity Interests in Alterra Capital or (c) set aside funds for any of the foregoing, except that Alterra Capital may declare or pay dividends on, or make distributions in respect of, any of its Equity Interests and Alterra Capital may purchase any of its Equity Interests provided, that no Default or Event of Default has occurred and is continuing before or after giving effect to the declaration or payment of such dividends, distributions or purchases.
ARTICLE VIII.
EVENTS OF DEFAULT AND THEIR EFFECT
8.01    Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
(a)    Non-Payment of Credit Extension. Default in the payment when due of any L/C Advance or any amount of principal on any Loan.
(b)    Non-Payment of Interest, Fees, etc. Any Borrower fails to pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document.
(c)    Non-Payment of Other Indebtedness. (i) any Material Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee having an aggregate principal amount of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, and, in each case, such default continues for more than the period of grace, if any, therein specified, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such

Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Material Party is the sole Defaulting Party (as defined in such Swap Contract) or (B) any Additional Termination Event (as so defined) under such Swap Contract as to which a Material Party is the sole Borrower (as so defined) and, in either event, the Swap Termination Value owed by a Material Party as a result thereof is greater than the Threshold Amount.
(d)    Bankruptcy, Insolvency, etc. Any Material Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or any Material Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy.
(e)    Financial Statements. Failure by any Borrower required to comply with the covenants set forth in Section 6.01 and continuance of such failure for five Business Days after notice thereof from the Administrative Agent.
(f)    Specific Defaults. Failure by a Borrower to comply with the covenants set forth in Sections 6.02, 6.08, 6.10, 7.01, 7.02, 7.03, 7.04, 7.06, or 7.07.
(g)    Non-compliance With Other Provisions. Failure by a Borrower to comply with or to perform any provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any of the other provisions of this Article VIII) and such failure continues for 30 days from the earliest of (i) the date a Responsible Officer has knowledge of such failure or (ii) the date the Administrative Agent or the Required Lenders give notice of such failure.
(h)    Warranties and Representations. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower herein, in any other Loan Document, or in any document delivered by or on behalf of such Borrower in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.

(i)    Employee Benefit Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Alterra Capital or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or (iii) institution of any steps by Alterra Capital or any other Person to terminate a Foreign Benefit Plan if as a result of such termination, Alterra Capital or any of its respective Subsidiaries could be required to make a contribution to such Foreign Benefit Plan, or could incur a liability or obligation to such Foreign Benefit Plan, in excess of the Threshold Amount, or (iv) a contribution failure with respect to any Foreign Benefit Plan sufficient to give rise to a Lien under applicable Law in excess of the Threshold Amount occurs.
(j)    Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower contests in any manner the validity or enforceability of any Loan Document or denies that it has any liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document other than in accordance with the terms of any such Loan Document or the Administrative Agent shall fail to have a first priority perfected Lien on any Collateral (subject only to Liens described in Sections 7.06(b) and (n)).
(k)    Change in Control. A Change in Control occurs.
(l)    Judgments. There is entered against any Borrower (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid, fully bonded or covered by independent third-party insurance as to which the surety or insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgment shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry of such judgment.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and L/C Extensions and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)    subject to Section 6.10, require that each Borrower's Collateral consist of Cash and Cash Equivalents; and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;
provided, that upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
8.03    Remedies Upon Event of Default Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied in the following order (provided, that notwithstanding anything contained herein to the contrary, funds received from a Borrower or any of such Borrower’s Collateral shall be applied only to the Obligations of such Borrower):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Fronting Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Fronting Bank and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Advances and other Obligations, ratably among the Lenders and the Fronting Bank in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Advances, ratably among the Lenders and the Fronting Bank in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of (x) the Fronting Bank, in the case of Fronted Letters of Credit and (y) the Lenders, in the case of Several Letters of Credit, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable Borrower or as otherwise required by Law.

Amounts held to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any Cash Collateral remains after all Letters of Credit of such Borrower shall have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations of such Borrower, if any, in the order set forth above.
ARTICLE IX.
ADMINISTRATIVE AGENT
9.01    Appointment and Authority. Each of the Lenders, each L/C Issuer, the L/C Administrator and the Fronting Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder (including the guaranty set forth in Article X) and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto except for Alterra Capital’s approval right set forth in Section 9.06 and Bank of America hereby accepts such appointment. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the L/C Issuers, the L/C Administrator and the Fronting Bank, and no Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Alterra Capital or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Alterra Capital or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.
The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the Fronting Bank.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Applicable Issuing Party, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Applicable Issuing Party unless the Administrative Agent shall have received notice to the contrary from such Lender or the Applicable Issuing Party prior to the making of such Loan or the issuance of such Letter of

Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent. (A) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Fronting Bank and Alterra Capital. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of Alterra Capital (except during the existence of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, the L/C Issuers, the L/C Administrator and the Fronting Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Alterra Capital and such Person remove such Person as Administrative Agent and, with the prior written consent of Alterra Capital (except during the existence of an Event of Default), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the L/C Issuers, the L/C Administrator or the Fronting Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the L/C Administrator and the Fronting Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided for above in this Section). The fees payable by Alterra Capital and Alterra Bermuda to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Alterra Capital, Alterra Bermuda and such successor. After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Administrator and as the Fronting Bank provided, that prior to a termination of the Commitments that Bank of America may not resign as L/C Administrator and Fronting Bank unless either (x) there is another Fronting Bank under this Agreement and the Fronting Bank agrees to act as L/C Administrator hereunder or (y) the successor Administrative Agent or another Person who is an NAIC Approved Bank has agreed to assume the obligations of Bank of America as Fronting Bank and L/C Administrator hereunder. If Bank of America resigns as the Fronting Bank and L/C Administrator, it shall retain all the rights, powers, privileges and duties of the Fronting Bank and L/C Administrator hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Fronting Bank and L/C Administrator and all L/C Obligations with respect thereto, including the right to require the Lenders to make L/C Advances with respect to Fronted Letters of Credit pursuant to Section 2.03(c). Upon the appointment of a successor Fronting Bank or L/C Administrator hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank or L/C Administrator, as applicable, (b) the retiring Fronting Bank or L/C Administrator shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Fronting Bank or L/C Administrator shall issue letters of credit in substitution for (or amendments to) the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Fronting Bank or L/C Administrator, as the case may be, to effectively assume the obligations of the retiring Fronting Bank or L/C Administrator, as the case may be with respect to such Letters of Credit.

9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the L/C Administrator and the Fronting Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the L/C Administrator, the Fronting Bank or any other Lender, or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the L/C Administrator and the Fronting Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the L/C Administrator, the Fronting Bank or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents, and Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Fronting Bank or the L/C Administrator hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the L/C Administrator, the Fronting Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the L/C Administrator, the Fronting Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers, the L/C Administrator, the Fronting Bank and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each L/C Issuer, the L/C Administrator and the Fronting Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the L/C Issuers, the L/C Administrator and the Fronting Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, any L/C Issuer, the L/C Administrator or the Fronting Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, any L/C Issuer, the L/C Administrator or the Fronting Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender any L/C Issuer, the L/C Administrator or the Fronting Bank in any such proceeding.
9.10    Collateral Matters. The Lenders and the Fronting Bank irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) upon approval of the requisite Lenders pursuant to Section 11.01(e); and (iv) as permitted under Sections 2.16, 2.17 and 6.10. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, pursuant to this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders, the L/C Issuers, the L/C Administrator or the Fronting Bank for any failure to monitor or maintain any portion of the Collateral.
ARTICLE X.
ALTERRA CAPITAL GUARANTEE
10.01    Unconditional Guarantee. For valuable consideration, receipt whereof is hereby acknowledged, and to induce the Fronting Bank and each Lender to make Loans to and Issue Letters of Credit (or purchase participations therein) for the account of each Guaranteed Borrower and to induce the Administrative Agent to act hereunder, Alterra Capital hereby unconditionally and irrevocably guarantees to each Lender, the Fronting Bank and the Administrative Agent the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Guaranteed Borrowers, whether for principal, interest, fees, expenses, indemnification or otherwise, whether direct or indirect, absolute or contingent or now existing or hereafter arising (such Obligations being the “Guaranteed Obligations”). Without limiting the generality of the foregoing, Alterra Capital’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by each Guaranteed Borrower to the Administrative Agent, the Fronting Bank or any other Lender under this Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Guaranteed Borrower or its Affiliates. This is a guarantee of payment and not of collection merely.

10.02    Guarantee Absolute. Alterra Capital guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender, the Fronting Bank or the Administrative Agent with respect thereto. The Obligations of Alterra Capital under this Article X are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Alterra Capital to enforce this Article X, irrespective of whether any action is brought against any Guaranteed Borrower or whether any Guaranteed Borrower is joined in any such action or actions. The liability of Alterra Capital under this guarantee shall be irrevocable, absolute and unconditional irrespective of, and Alterra Capital hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of this Agreement, any other Loan Document or any other agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement (other than this Article X);
(c)    any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;
(d)    any change, restructuring or termination of the corporate structure or existence of any Guaranteed Borrower or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Guaranteed Borrower or any of its assets or any resulting release or discharge of any obligation of any Guaranteed Borrower under this Agreement; or
(e)    any other circumstance (including, without limitation, any statute of limitations to the fullest extent permitted by applicable Law) which might otherwise constitute a defense available to, or a legal or equitable discharge of, Alterra Capital or any Guaranteed Borrower (other than a discharge arising from the payment in full of the Guaranteed Obligations).
This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender, the Fronting Bank or the Administrative Agent upon the insolvency, bankruptcy or reorganization of Alterra Capital or otherwise, all as though such payment had not been made.
10.03    Waivers. Alterra Capital hereby expressly waives promptness, diligence, notice of acceptance, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against any of the Guaranteed Borrowers or against any other guarantor of all or any portion of the Guaranteed Obligations, and all other notices and demands whatsoever.
(a)    Alterra Capital hereby waives any right to revoke this guaranty, and acknowledges that this guaranty is continuing in nature and applies to all Guaranteed

Obligations, whether existing now or in the future and regardless of whether Guaranteed Obligations are reduced to zero at any time or from time to time (other than a reduction to zero due to the payment in full in cash of the Guaranteed Obligations concurrently with or after the termination of all Commitments).
(b)    Alterra Capital acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated herein and that the waivers set forth in this Article X are knowingly made in contemplation of such benefits.
10.04    Subrogation. Alterra Capital will not exercise any rights that it may now or hereafter acquire against any of the Guaranteed Borrowers or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, the Fronting Bank or any other Lender against any of the Guaranteed Borrowers or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any of the Guaranteed Borrowers or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations shall have been paid in full in cash and the Commitments shall have terminated. If any amount shall be paid to Alterra Capital in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent, the Fronting Bank and the other Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations thereafter arising.
10.05    Survival. This guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full in cash of the Guaranteed Obligations and the termination of the Commitments and the expiration or cancellation of all Letters of Credit, (b) be binding upon Alterra Capital and its successors and assigns, (c) inure to the benefit of and be enforceable by each Lender (including each assignee Lender pursuant to Section 11.06), the Fronting Bank and the Administrative Agent and their respective successors, transferees and assigns and (d) shall be reinstated if at any time any payment to a Lender, the Fronting Bank or the Administrative Agent hereunder is required to be restored by such Lender, the Fronting Bank or the Administrative Agent. Without limiting the generality of the foregoing clause (c), any transferee of any interest in any Loan or Commitment of a Lender pursuant to Section 11.06 shall become vested with all the rights in respect thereof granted to such Lender herein or otherwise.
10.06    Severability. Notwithstanding any other provision of this Article X to the contrary, in the event that any action is brought seeking to invalidate Alterra Capital’s obligations under this Article X under any fraudulent conveyance or fraudulent transfer theory, Alterra Capital shall be liable under this Article X only for an amount equal to the maximum amount of liability that could have been incurred under applicable Law by Alterra Capital under any guarantee of the Obligations of the Guaranteed Borrowers (or any portion thereof) at the time of the execution and delivery of this Agreement (or, if such date is determined not to be the appropriate date for determining the enforceability of Alterra Capital’s obligations under this Article X for fraudulent conveyance or transfer purposes, on the date determined to be so appropriate) without rendering such a hypothetical guarantee voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer (the “Maximum Guaranteed Obligations”) and not for any greater amount, as if the stated amount of the Guaranteed Obligations had instead been the Maximum Guaranteed Obligations.
ARTICLE XI.
MISCELLANEOUS
11.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender directly affected thereby;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default shall not be deemed to be an extension or increase in the Commitment of any Lender);
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Advance, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;
(e)    except as expressly provided in this Agreement or any other Loan Document, release all or substantially all of the Collateral without the consent of each Lender; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Eligible Collateral” except that the consent of 100% of the Lenders shall be required to increase the applicable percentages set forth on Schedule 1.02;

(f)    change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
(g)    change any provision of this Section or the definition of “Required Lenders” or “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
(h)    release Alterra Capital from its obligations under Article X without the written consent of each Lender;
and, provided, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Administrator and/or the Fronting Bank in addition to the Lenders required above, affect the rights or duties of the L/C Administrator and/or the Fronting Bank under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended nor may the principal amount of any Loan or L/C Advance owed to such Defaulting Lender be decreased or the payment date postponed without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
11.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrowers, the Administrative Agent, the L/C Administrator or the Fronting Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders, the Fronting Bank and the L/C Administrator hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Fronting Bank or the L/C Administrator pursuant to Article II if such Lender, the Fronting Bank or the L/C Administrator, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the Fronting Bank, the L/C Administrator or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the Fronting Bank, the L/C Administrator or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Administrator and the Fronting Bank may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Administrator and the Fronting Bank. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent, the Fronting Bank, L/C Administrator and Lenders. The Administrative Agent, the Fronting Bank, the L/C Administrator and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Alterra Capital even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, the Fronting Bank, the L/C Administrator, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies. No failure by any Lender, the Fronting Bank, the L/C Administrator or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the

Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders, the L/C Administrator and the Fronting Bank; provided, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Applicable Issuing Party from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Applicable Issuing Party) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13 any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. Alterra Capital and Alterra Bermuda shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and single local counsel and single specialist counsel (for each relevant jurisdiction and relevant specialization), as reasonably required, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated). Each Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by an Applicable Issuing Party in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued for such Borrower's account or any demand for payment thereunder and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Fronting Bank or the L/C Administrator (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Fronting Bank or the L/C Administrator) in connection with the enforcement or protection of its rights against such Borrower (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder to or for the account of such Borrower, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification. Alterra Capital and Alterra Bermuda shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Fronting Bank and the L/C Administrator, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee but excluding Taxes, which shall be covered by Section 3.01) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Applicable Issuing Party to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Alterra Capital or any of its Subsidiaries, or any Environmental Liability related in any way to Alterra Capital or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Alterra Capital or any other Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if Alterra Capital or such other Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Fronting Bank, the L/C Administrator or any Related Party of any of the foregoing (and without limiting the Borrowers obligations to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Fronting Bank, the L/C Administrator or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders' Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) ~~or~~ an Applicable Issuing Party in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an Applicable Issuing Party in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction. The Borrowers shall not have any liability (whether direct or indirect, in contract or tort or otherwise) arising out of, related to or in connection with any aspect of the transactions contemplated hereby or by any other Loan Document for special, indirect, consequential or punitive damages, other than such damages which are awarded to third parties in a manner for which the Indemnitees are indemnified
(e)    Payments. All amounts due under this Section shall be payable not later than fifteen Business Days after demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Fronting Bank and the L/C Administrator, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05    Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, the Fronting Bank, the L/C Administrator or any Lender, or the Administrative Agent, the Fronting Bank, the L/C Administrator or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Fronting Bank, the L/C Administrator or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, the Fronting Bank and the L/C Administrator severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders, the Fronting Bank and the L/C Administrator under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Fronting Bank and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Administrator, the Fronting Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), direct obligations under and L/C Advances or participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Alterra Capital otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an     assignment of a proportionate part of all the assigning Lender’s rights and obligations     under this Agreement with respect to the Loans or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment     except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of Alterra Capital (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender; and
(C)    the consent of the Fronting Bank shall be required for any assignment and, if such Assignee could not be an L/C Issuer of a Several Letter of Credit under applicable regulatory requirements, the Fronting Bank must have agreed (in its sole discretion) to front for such Assignee under Several Letters of Credit.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and unless otherwise agreed between the assigning Lender and such Assignee, if any Several Letters of Credit are outstanding, all such outstanding Letters of Credit are either amended or replaced to give effect to such assignment on the Trade Date.
(v)    No Assignment to Certain Persons. No such assignment shall be made     (A) to Alterra Capital or any of Alterra Capital’s Subsidiaries or Affiliates, (B) to any     Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Alterra Capital and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Fronting Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans, obligations under Several Letters of Credit and participations in Fronted Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by Alterra Capitals, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption and participation delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each of the Borrowers, the Lenders, the L/C Administrator and the Fronting Bank at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or Alterra Capital or any of Alterra Capital's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or L/C Advances) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Fronting Bank shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(d) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 11.01(b), (d), (e) and (h) that directly affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section, (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Alterra Capital’s request and expense, to use reasonable efforts to cooperate with Alterra Capital to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Alterra Capital, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Alterra Capital's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Alterra Capital is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 3.01(e) and Section 3.06 as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge, assign or grant a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge, assignment or grant of a security interest to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge, assignment or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.
(g)    Resignation as L/C Administrator or Fronting Bank After Assignment or Request. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days' notice to Alterra Capital and the Lenders, resign as L/C Administrator and/or Fronting Bank. In the event of any such resignation as L/C Administrator and/or Fronting Bank, Alterra Capital shall be entitled to appoint from among the Lenders a successor L/C Administrator and/or Fronting Bank hereunder; provided, that prior to a termination of the Commitments that Bank of America may not resign as L/C Administrator and Fronting Bank unless either (x) there is another Fronting Bank under this Agreement and the Fronting Bank agrees to act as L/C Administrator hereunder or (y) the successor Administrative Agent or another Person who is an NAIC Approved Bank has agreed to assume the obligations of Bank of America as Fronting Bank and L/C Administrator hereunder. If Bank of America resigns as Fronting Bank and L/C Administrator, it shall retain all the rights, powers, privileges and duties of the Fronting Bank and L/C Administrator hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Fronting Bank and L/C Administrator and all L/C Obligations with respect thereto (including the right to require the Lenders to make L/C Advances pursuant to Section 2.03(c)). Upon the appointment of a successor Fronting Bank and L/C Administrator, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank and L/C Administrator, and (b) the successor Fronting Bank and L/C Administrator shall issue letters of credit in substitution for (or amendments of) the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
11.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders, the Fronting Bank and the L/C Administrator agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the NAIC), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Alterra Capital or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided hereunder, (h) with the consent of Alterra Capital or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Fronting Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower (unless the receiving Person knows that such source is breaching a confidentiality agreement or any confidentiality obligation with any Borrower).
For purposes of this Section, “Information” means all information received from Alterra Capital or any Subsidiary relating to Alterra Capital or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Fronting Bank on a nonconfidential basis prior to disclosure by Alterra Capital or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender shall be responsible for a any breach of this confidentiality undertaking by any of its Related Parties.
Each of the Administrative Agent, the Lenders, the L/C Administrator and the Fronting Bank acknowledges that (a) the Information may include material non-public information concerning Alterra Capital or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
11.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Fronting Bank, the L/C Administrator and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Fronting Bank, the L/C Administrator or any such Affiliate to or for the credit or the account of any Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Fronting Bank or the L/C Administrator, irrespective of whether or not such Lender, the Fronting Bank or the L/C Administrator shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Fronting Bank or the L/C Administrator different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Fronting Bank and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Administrator, the Fronting Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Administrator, the Fronting Bank or their respective Affiliates may have. Each Lender, the L/C Administrator and the Fronting Bank agrees to notify the applicable Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof it being understood that such representation and warranties shall only be made when made or deemed made hereunder. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Fronting Bank and each Lender, regardless of any investigation made by the Administrative Agent, the Fronting Bank or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Fronting Bank or any Lender may have had notice or knowledge of any Default at the time of any Credit

Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Fronting Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13    Replacement of Lenders. If Alterra Capital is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any Lender ceases to be a NAIC Approved Bank and does not have a Participating Bank Issuer, then Alterra Capital may, at its sole expense and effort (but subject to all rights that Alterra Capital may have against a Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    Alterra Capital shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Alterra Capital (in the case of all other amounts) and any outstanding Several Letters of Credit have been amended or returned and reissued to reflect such assignment;
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Alterra Capital to require such assignment and delegation cease to apply.
11.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE FRONTING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE FRONTING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. ON OR PRIOR TO THE EFFECTIVE DATE, EACH BORROWER SHALL APPOINT CT CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 8TH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES, AS ITS AGENT TO RECEIVE ON ITS BEHALF AND ITS PROPERTY SERVICE OF THE SUMMONS AND COMPLAINTS AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, PROVIDED, THAT A COPY OF SUCH PROCESS IS ALSO MAILED IN THE MANNER PROVIDED IN SECTION 11.02. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE BORROWERS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees that: (a)(k) the arranging and other services regarding this Agreement provided by the Administrative Agent and each Arranger are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (ii) neither the

Administrative Agent nor any of the Arrangers has any obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any of the Arrangers has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any of the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.17    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.18    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALTERRA CAPITAL HOLDINGS LIMITED

By:	/s/ Andrew Cook
Name:	D. Andrew Cook
Title:	Executive Vice President, Global Development

ALTERRA BERMUDA LIMITED

By:	/s/ Andrew Cook
Name:	D. Andrew Cook
Title:	President

BANK OF AMERICA, N.A., as
Administrative Agent, Fronting Bank, L/C
Administrator and Lender

By:	/s/ Tiffany Burgess
Name:	Tiffany Burgess
Title:	Vice President

WELLS FARGO BANK NATIONAL
ASSOCIATION, as Lender and Co-Syndication
Agent

By:	/s/ Grainne M. Pergolini
Name:	Grainne M. Pergolini
Title:	Director

CITIBANK, N.A., as Lender and Co-Syndication
Agent

By:	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Authorized Signatory

ING BANK N.V., LONDON BRANCH

By:	/s/ N.J. Marchant
Name:	N.J. Marchant
Title:	Director

By:	/s/ Mer Sharman
Name:	Mer Sharman
Title:	Managing Director

THE BANK OF NEW YORK MELLON

By:	/s/ Michael Pensari
Name:	Michael Pensari
Title:	M.D.

LLOYDS TSB BANK PLC

By:	/s/ Julia R. Franklin
Name:	Julia R. Franklin
Title:	Vice President

By:	/s/ Karen Weich
Name:	Karen Weich
Title:	Vice President

COMMERZBANK AKTIENGESELLSCHAFT,
FILIALE LUXEMBURG

By:	/s/ A. Stockemer
Name:	A. Stockemer
Title:

By:	/s/ Bianca Bahn
Name:	Bianca Bahn
Title:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Evan Glass
Name:	Evan Glass
Title:	Vice President

BARCLAYS BANK PLC

By:	/s/ Stuart Ratcliffe
Name:	Stuart Ratcliffe
Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ John S. McGill
Name:	John S. McGill
Title:	Director

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

NORDEA BANK FINLAND PLC, NEW YORK
BRANCH

By:	/s/ Harri Staven
Name:	Harri Staven
Title:	Vice President

By:	/s/ Mogens R. Jensen
Name:	Mogens R. Jensen
Title:	Senior Vice President

COMERICA BANK

By:	/s/ Chatphet Saipetch
Name:	Chatphet Saipetch
Title:	V.P.

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